UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

VISTRA ENERGY CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2020 Annual Meeting

of Stockholders and

Proxy Statement

2020 Annual Meeting of Stockholders:

Wednesday, April 29, 2020, at 9:00 a.m. (CT)

Virtual Meeting

(www.proxydocs.com/VST)

Whether or not you will be able to attend the 2020 Annual Meeting,

please vote your shares promptly so that you may be represented at the meeting.

Vistra Energy Corp. 6555 Sierra Drive Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Place: Virtual Meeting Visit: (www.proxydocs.com/VST)	Time and Date: 9:00 a.m. (CT) Wednesday, April 29, 2020	Record Date: March 16, 2020

To the Stockholders of Vistra Energy Corp.:

The 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) of Vistra Energy Corp. will be held for the following purposes:

1.

To approve an amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors (the “Board”) so that all directors will be elected annually commencing with the 2020 Annual Meeting (the “Charter Amendment”);

2.

If the Charter Amendment is approved, to elect the 10 directors named in this proxy statement and nominated by the Board to serve on the Board until the 2021 annual meeting of stockholders (the “2021 Annual Meeting”);

3.	If the Charter Amendment is not approved, to elect the four directors named in this proxy statement and nominated by the Board to serve as Class I directors on the Board until the 2023 Annual Meeting;

4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

5.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the 2020 Annual Meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

Whether or not you will be able to attend the meeting, PLEASE VOTE YOUR SHARES PROMPTLY BY EITHER SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR CASTING YOUR VOTE VIA TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD.

By Order of the Board of Directors,

Stephanie Zapata Moore
Executive Vice President, General Counsel,
Chief Compliance Officer, and Corporate Secretary

March 30, 2020

PROXY SUMMARY INFORMATION

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in our 2020 Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider.

2019 BUSINESS HIGHLIGHTS

Financial Performance

•	Delivered Adjusted EBITDA (as such terms are defined in the “Performance Highlights” section on page 41) above the midpoint of financial guidance for the fourth year in a row.

•

Delivered Adjusted Free Cash Flow before Growth (as such term is defined in the “Performance Highlights” section on page 41) above the high end of the 2019 guidance range, resulting in an EBITDA to free cash flow conversion ratio of 72%.

•

Achieved $565 million of the projected $715 million Dynegy Inc. (“Dynegy”) merger Adjusted EBITDA and Operations Performance Initiative value lever targets by year-end 2019; the $715 million target is an increase of more than 100% from the $350 million per year of EBITDA synergies announced with the Dynegy merger in October 2017.

Value to Our Stockholders

•	Increased expected after-tax cash flow synergies from the Dynegy merger by nearly five times to $320 million per year, with $210 million realized in 2019.

•

Instituted a dividend program of $0.50 per share on an annualized basis, with management anticipating an annual dividend growth rate of approximately 6–8% per share. In February 2020, announced an 8% increase to the dividend, resulting in an annualized dividend of $0.54 per share.

•

Returned approximately $900 million to stockholders through our share repurchase program and quarterly dividends. And, has returned nearly $5 billion to financial stakeholders since emerging from bankruptcy in October 2016.

•	Continued rotation of our stockholder base, with traditionally long-term investors now being our two largest stockholders and the last outstanding stockholder’s agreement terminating.

Executing Our Corporate Strategy

•

Reduced annualized, after-tax interest expense by approximately $95 million in 2019 via multiple financing transactions, including approximately $600 million of voluntary debt and preferred stock repayments and another approximately $8.3 billion of refinancings; further expanded liquidity in the range of a billion dollars to support our growing business.

•

Continued to reduce our net debt to EBITDA ratio (with net debt consisting of indebtedness for borrowed money less cash and cash equivalents, and EBITDA consisting of Adjusted EBITDA after the pro forma effect of any announced acquisitions, dispositions, development projects or other transactions that are reasonably expected by management to alter Vistra Energy’s earnings on a run-rate basis) and achieved an upgrade to one notch below investment grade by Moody’s, reflecting management’s strong focus on fiscal discipline and effective capital allocation.

•

Completed the acquisitions of Crius Energy Trust and Ambit Energy, adding strong brands to our retail portfolio; increasing our generation-to-retail match to nearly 60%; making Vistra the largest competitive residential electricity provider in the country, now offering over 40 renewable energy plans; and expanded our operations to 20 states and the District of Columbia.

•

Introduced two new retail brands, Brighten Energy and Better Buy, in Illinois, Ohio, and Pennsylvania, and continued to launch innovative and market-leading products through our flagship brand, TXU Energy, including six of the seven competitive power markets in the U.S. and in Canada and Jordan, as well, while growing residential customer counts in the Electric Reliability Council of Texas, Inc. (“ERCOT”).

•

Continued to advance our battery storage business in California with the 300-megawatt/1,200-megawatt-hour battery energy storage project currently under construction at our Moss Landing Power Plant site and an agreement executed to develop a 20-megawatt/80-megawatt-hour battery energy storage project at our Oakland site.

2020 Proxy Statement	1

PROXY SUMMARY INFORMATION

Sustainability: Investing in Our Planet and Our Communities

•

Announced greenhouse gas emissions reduction targets of greater than 50% by 2030 and greater than 80% by 2050, each as compared to a 2010 baseline, with aspirations to achieve net-zero emissions by 2050, assuming necessary advancements in technology and supportive market constructs and public policy. At year-end 2018, the Company had already achieved a 31% reduction compared to its 2010 baseline.

•

Joined the Climate Leadership Council as a Founding Member to take a leadership role in the promotion of a market-based carbon pricing program with a dividend plan as the most effective and equitable manner of achieving economy-wide decarbonization while preserving the strengths of the U.S. economy.

•

Enhanced the governance over the Company’s sustainability policies and practices by expanding the responsibility of the Risk Committee to include sustainability oversight (now the Sustainability and Risk Committee) and naming a chief sustainability officer to oversee the Company’s strategic efforts regarding our environmental, social, and governance activities;

•

Developed plans to enhance sustainability reporting in accordance with (i) the Global Reporting Initiative, (ii) the Sustainability Accounting Standards Board, and (iii) the Task Force on Climate-Related Disclosures in 2020.

•	Engaged independent audit firm to provide third party verification of the Company’s 2019 CO2 equivalent emissions.

•

Continued to transform our generation portfolio to newer, more efficient, and less environmentally impactful technologies with the retirement of four coal plants in downstate Illinois in 2019 and the announcement of a planned retirement for a fifth coal plant in downstate Illinois in 2022.

•	Supported the Illinois Coal to Solar and Energy Storage Act to repurchase coal plant sites, reinvest in power plant communities, and assist the state in meeting its renewable energy goals.

•

Increased the number of Luminant sites to 11 that have achieved VPP Star status, the Occupational Safety and Health Administration’s highest designation of its Voluntary Protection Programs that officially recognizes the outstanding efforts of employers and employees who achieved exemplary safety and health; and rolled out a new company-wide safety program.

•	Contributed nearly 4.650 volunteer hours to the communities where we live and work, engaging more than 1,260 employees at 75 events across the country.

2019 COMPENSATION HIGHLIGHTS

•

Based on results relative to our pre-established goals, our annual incentive plan for executives (“EAIP”), achieved a quantitative result equal to 160% of target (with actual payout of 150% of target);

•

The Compensation Committee remains committed to performance-based long-term incentive, or LTI, awards to incentivize targeted employees. In 2019, we awarded PSUs, RSUs and Stock Options to eligible employees, including our Named Executive Officers, with the LTI plan program providing balance between performance (through financial measures linked with stockholder value creation), share appreciation, and retention considerations;

•

The PSUs granted in late 2017 (covering the 2018–2020 performance period) yielded a two-year result (based on actual 2018 and 2019 performance) of 129% since the applicable performance thresholds were each exceeded, with strong performance across the business, both operationally and financially;

•

The PSUs granted in 2019 (covering the 2019–2021 performance period) yielded a one-year result (based on actual 2019 performance) of 122% since the applicable performance thresholds were each exceeded, with strong performance across the business, both operationally and financially;

•	Clawback mechanism in place for incentive awards;

•	No tax gross-ups for executive officers (other than for relocation expenses under a program that is generally available to all employees);

•

Stock ownership guidelines applicable to certain executive officers (i.e., the Chief Executive Officer (“CEO”), each Executive Vice President, and the President Vistra Retail), which includes all of our Named Executive Officers (“NEOs”);

•

“Double trigger” change in control and severance benefits that require both the occurrence of a change in control and a qualifying termination of the executive officer, meaning that the executive officers cannot trigger these benefits themselves; and

•	Independent compensation consultant hired by and reporting to the Compensation Committee.

2	2020 Proxy Statement

PROXY SUMMARY INFORMATION

RECENT CORPORATE GOVERNANCE DEVELOPMENTS

The following highlights some recent developments in our corporate governance:

•	In March 2020, the Board approved an amendment to the Company’s restated bylaws and corporate governance policy to implement majority voting for directors in uncontested elections.

-	Effective beginning with the 2020 Annual Meeting, director nominees who receive more votes “for” their election than “against” their election will be elected to the Board.

-

Nominees who do not receive more “for” than “against” votes will continue to serve on the Board but will be required to tender their resignations to the Nominating and Governance Committee (the “Nominating Committee”), whereupon the Nominating Committee shall recommend to the Board whether to accept or reject the resignations. Those resignations will be effective upon the Board’s acceptance of the resignations in its sole discretion, which decision shall occur within 90 days following certification of the election results. In the event of a contested election, plurality voting for directors will apply.

•	The Board has approved and is recommending amendments to the Company’s charter to declassify the Board and adopt annual elections for directors. See Proposal 1 in this Proxy Statement.

•

In February 2020, the Board increased the size of the Board from 11 members to 12 members and appointed Arcilia Acosta and Lisa Crutchfield to the Board, effective immediately. Ms. Acosta fills the vacancy created when Cyrus Madon resigned from the Board in September 2019 and Ms. Crutchfield fills the newly created Board seat.

•

In February 2020, Bruce Zimmerman and Geoffrey Strong delivered their resignations from the Board effective immediately prior to the start of the 2020 Annual Meeting. Effective immediately upon the resignations, the Board has decreased the size of the Board from 12 members to 10 members.

CORPORATE GOVERNANCE HIGHLIGHTS

Our corporate governance policies and structures include the following practices:

•	Regular meetings of our non-management and independent directors, with 97% of meetings being attended by directors and applicable Committee members;

•	Significant Board involvement in strategy development and comprehensive oversight of strategic, operational, and compliance risks;

•	Regular executive sessions of independent directors;

•	Separation of the Chairman of the Board (the “Chairman”) and CEO positions;

•	Policies prohibiting pledging and hedging transactions involving our Common Stock by directors and executive officers without Company approval;

•	Stock ownership guidelines applicable to non-employee directors;

•	Tracking of Board Education programs attended by directors with a recommendation that each director attend at least one Board Education program every two years;

•

Expanding the responsibility of the former Risk Committee in July 2019 to create the Sustainability and Risk Committee, adding a Board source for advice and assistance to management in developing and implementing the Company’s sustainability policies and practices; and

•	Naming, in July 2019, a Chief Sustainability Officer to oversee the Company’s strategic efforts regarding our environmental, social, and governance activities.

2020 Proxy Statement	3

PROXY SUMMARY INFORMATION

DIRECTOR EXPERTISE

Our Director nominees collectively represent an extensive and diverse mix of skills, knowledge and experiences that are well-suited to our business.

Corporate Governance / Public Board Experience				10 of 10

Finance / Accounting				10 of 10

Industry Expertise		8 of 10

Public Company Executive	6 of 10

Risk Management / Compliance			9 of 10

Strategy / Transactional				10 of 10

4	2020 Proxy Statement

PROPOSALS FOR STOCKHOLDER ACTION

	For More Information	Board Recommendation
Proposal 1: Charter Amendment to Declassify the Board	Page 22	✓ For
Proposal 2: If the Charter Amendment in Proposal 1 is approved, Election of 10 Directors to serve on the Board until the 2021 Annual Meeting	Page 24	✓ For
Proposal 3: If the Charter Amendment in Proposal 1 is not approved, Election of 4 Directors to serve on the Board as Class I Directors until the 2023 Annual Meeting	Page 25	✓ For
Proposal 4: Advisory Vote on our 2019 Compensation of Named Executive Officers	Page 72	✓ For
Proposal 5: Ratification of Independent Registered Public Accountants for 2020	Page 76	✓ For

ANNUAL MEETING INFORMATION

Time, Date and Place:	9:00 a.m. (CT) on Wednesday, April 29, 2020 via a virtual meeting at www.proxydocs.com/VST

Record Date:	March 16, 2020

Voting Methods:	Submit your proxy using the internet (www.proxypush.com/VST) or by telephone (1-866-829-5001)	If you request a printed copy of the proxy materials, complete, sign, date and return the proxy card in the envelope provided

Requesting Copies of Materials:

Current and prospective investors can access our Annual Report, Proxy Statement, notice and other financial information through the Investor Relations section of our website at www.vistraenergy.com. The Company will also provide, without charge, a copy of these materials upon request made by phone at (214) 812-4600 or by writing to the Corporate Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039.

2020 Proxy Statement	5

PROXY STATEMENT

March 30, 2020

GENERAL INFORMATION

Why am I receiving these materials?

The Board of Directors (the “Board”) of Vistra Energy Corp. (the “Company,” “Vistra,” or “Vistra Energy”) has made these materials available to you over the Internet, or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”). The 2020 Annual Meeting is scheduled to be held on Wednesday, April 29, 2020 at 9:00 a.m., Central Time. You will need the control number provided on your proxy card or voting information form to vote or attend the meeting. This solicitation is for proxies for use at the 2020 Annual Meeting or at any reconvened meeting after an adjournment or postponement of the 2020 Annual Meeting.

What is included with these materials?

These materials are first being mailed or made available to stockholders on or about March 30, 2020, and include the notice, Proxy Statement, and our 2019 Annual Report to Stockholders (the “Annual Report”), which includes our audited consolidated financial statements for the year ended December 31, 2019. If you received printed versions of these materials, a proxy card or voting instruction form (if applicable) for the Annual Meeting is also included.

What items will be voted on at the 2020 Annual Meeting?

1.

A proposal to approve an amendment to the Company’s Certificate of Incorporation to declassify the Board so that all directors will be elected annually commencing with the 2020 Annual Meeting (the “Charter Amendment”);

2.	If the Charter Amendment is approved, a proposal to elect the 10 directors nominated by the Board to serve on the Board until the 2021 Annual Meeting:

3.	If the Charter Amendment is not approved, a proposal to elect the 4 directors nominated by the Board to serve on the Board as Class I directors until the 2023 Annual Meeting;

4.	A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

5.	A proposal to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

6	2020 Proxy Statement

PROXY STATEMENT

What are the Board’s voting recommendations?

The persons named as proxies were designated by the Board. Any proxy given pursuant to this solicitation and received prior to the 2020 Annual Meeting will be voted as specified in the proxy card. If you return a properly executed proxy card but do not mark any voting selections, then your proxy will be voted as follows in accordance with the recommendations of the Board:

Board Recommendation
Proposal 1: Charter Amendment to Declassify the Board	✓ For
Proposal 2: If the Charter Amendment in Proposal 1 is approved, Election of 10 Directors to serve on the Board until the 2021 Annual Meeting	✓ For
Proposal 3: If the Charter Amendment in Proposal 1 is not approved, Election of 4 Directors to serve on the Board as Class I Directors until the 2023 Annual Meeting	✓ For
Proposal 4: Advisory Vote on our 2019 Compensation of the Named Executive Officers	✓ For
Proposal 5: Ratification of Independent Registered Public Accountants for 2020	✓ For

Why did I only receive one set of materials when there is more than one stockholder at my address?

If two or more stockholders share one address, only one copy of our Annual Report or Proxy Statement will be delivered unless one or more of the stockholders provides contrary instructions. Stockholders who do not receive a separate copy of our Annual Report or Proxy Statement and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Annual Report or Proxy Statement via the internet, email or telephone as outlined in the “Requesting Copies of Materials” section on page 5. Stockholders who share an address and receive multiple copies of our Annual Report or Proxy Statement may also request to receive a single copy by following the instructions above.

What is the quorum requirement for the 2020 Annual Meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) entitled to vote shall constitute a quorum necessary to transact business at the 2020 Annual Meeting.

Where is the 2020 Annual Meeting?

As permitted by Delaware law and the Company’s restated bylaws, the 2020 Annual Meeting will be held solely as a virtual meeting via the Internet. You may attend the 2020 Annual Meeting virtually via the Internet at www.proxydocs.com/VST.

What is the record date?

The close of business on March 16, 2020 has been fixed as the time as of which stockholders entitled to notice of, and to vote with respect to, the 2020 Annual Meeting and any adjournments thereof shall be determined. At such date, there were outstanding and entitled to vote 488,428,300 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders at the 2020 Annual Meeting.

2020 Proxy Statement	7

PROXY STATEMENT

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

•

Stockholder of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (which may be referred to “AST” in the materials you receive), you are considered the stockholder of record with respect to those shares, and the Proxy Statement, Annual Report and proxy card were sent directly to you by us.

•

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization with copies of the Proxy Statement and Annual Report. The organization holding your account is considered the stockholder of record for purposes of voting at the 2020 Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a stockholder of record of Vistra Energy’s shares, how do I vote?

If you are a stockholder of record you may vote over the internet by following the instructions provided in this Proxy Statement, by telephone, or, if you received printed copies of the proxy materials, you may also vote by mail. You may also vote at the 2020 Annual Meeting in person. The Control Number provided on your voting information form or proxy card is necessary to access this site. Please review the materials provided to you and vote as soon as possible.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, please refer to the proxy card or voting information form forwarded to you by your broker or other nominee to see what voting options are available to you. Please review the materials provided to you and vote as soon as possible.

What do I need to attend the 2020 Annual Meeting?

In order to attend the 2020 Annual Meeting, you must register in advance at www.proxydocs.com/VST prior to the deadline of April 22, 2020 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

What if during the check-in time or during the 2020 Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the 2020 Annual Meeting login page.

What happens if I do not give specific voting instructions?

Stockholder of Record. If you are a stockholder of record and you:

•	indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•

if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on Proposals 1, 4, and 5, as well as Proposals 2 or 3, as applicable, in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2020 Annual Meeting.

Beneficial Owner of Shares Held in Street Name; “Broker Non-Votes.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters, as determined by the stock exchange. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For example, please note that brokers may not vote your shares on the election of directors, the proposal regarding named executive

8	2020 Proxy Statement

PROXY STATEMENT

officer compensation or the Charter Amendment (Proposals 1, 2, 3 and 4) in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions as soon as possible so that your vote can be counted.

Which ballot measures are anticipated to be considered “routine” or “non-routine”?

The following chart indicates which matters we believe will be considered routine and which we believe will be considered non-routine.

Routine	• Proposal 5 (Ratification of Appointment of Independent Registered Public Accountants)
Non-Routine

•  Proposal 1 (Charter Amendment)

•  Proposal 2 (Election of Directors if Charter Amendment is Approved)

•  Proposal 3 (Election of Directors if Charter Amendment is Not Approved)

•  Proposal 4 (Advisory Vote on 2019 Compensation of the Named Executive Officers)

A broker will be able to vote “FOR” Proposal 5 in the absence of your voting instructions if you beneficially own your shares in street name. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in this Proxy Statement.

What are the voting requirements for each proposal, and how will abstentions and broker non-votes treated?

For the purpose of determining whether a quorum is present, abstentions and broker non-votes shall be counted in determining the number of outstanding shares represented in person or by proxy for each matter.

The following table sets forth the voting requirement with respect to each of the proposals, including the treatment of abstentions, withhold votes, and broker non-votes:

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions or Withhold Votes
Charter Amendment to declassify the Board	Affirmative vote of at least a majority of shares of our Common Stock outstanding and entitled to vote thereon	Counted as vote, with the same effect as a vote “Against”	Abstentions counted as vote, with the same effect as a vote “Against”
Election of 10 Directors to serve on the Board until the 2021 Annual Meeting, if the Charter Amendment is approved

Nominees who receive more FOR votes than AGAINST votes will be elected. In a contested election, nominees who receive the most FOR votes among votes properly cast in person or by proxy will be elected.

		No effect. Brokers have no discretion to vote	Withholds have no effect
Election of 4 Directors to serve on the Board as Class I directors until the 2023 Annual Meeting, if the Charter Amendment is not approved

Nominees who receive more FOR votes than AGAINST votes will be elected. In a contested election, nominees who receive the most FOR votes among votes properly cast in person or by proxy will be elected.

		No effect. Brokers have no discretion to vote	Withholds have no effect
Advisory Vote on our 2019 Named Executive Officer Compensation	Affirmative vote of at least a majority of the voting power represented in person or by proxy at the meeting and entitled to vote thereon	No effect. Brokers have no discretion to vote	Abstentions counted as vote, with the same effect as a vote “Against”
Ratification of Independent Registered Public Accountants for 2020	Affirmative vote of at least a majority of the voting power represented in person or by proxy at the meeting and entitled to vote thereon	Brokers have discretion to vote	Abstentions counted as vote, with the same effect as a vote “Against”

2020 Proxy Statement	9

PROXY STATEMENT

May I change my vote after I have voted?

You may revoke your proxy and change your vote for the 2020 Annual Meeting by:

•	Executing and submitting a revised proxy (including a telephone or internet vote, which must be received prior to the start of the 2020 Annual Meeting);

•	Sending written notice of revocation to our Corporate Secretary at the address provided below (which must be received by 5:00 p.m., Central Time, on April 24, 2020); or

•	Voting at the 2020 Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vistra Energy or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a proxy solicitation.

Who will count votes at the 2020 Annual Meeting?

We have retained Mediant Communications, Inc. (“Mediant”) to assist as master tabulator and inspector of election for a fee of approximately $17,500, plus out-of-pocket expenses.

Who is paying the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees, without extra compensation, in person or by telephone. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies in connection with the 2020 Annual Meeting. The Company will pay the firm customary fees, expected to be no more than $9,000, plus reasonable out-of-pocket expenses. In addition, if requested, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our Common Stock.

What if I have questions about the proposals?

Questions concerning the proposals to be acted upon at the 2020 Annual Meeting should be directed to:

Vistra Energy Corp.

Attention: Corporate Secretary

6555 Sierra Drive

Irving, Texas 75039

How can I find out if I am a stockholder of record entitled to vote?

For at least 10 days before the 2020 Annual Meeting, a complete list of stockholders of record entitled to vote at the 2020 Annual Meeting will be available during ordinary business hours at our principal executive office, 6555 Sierra Drive, Irving, Texas 75039, for inspection by stockholders of record for proper purposes. The list of stockholders will also be available through the date of the 2020 Annual Meeting via the link www.proxypush.com/VST or by telephone at 1-866-829-5001. The Control Number provided on the proxy card or voting instruction form as part of these proxy materials is necessary to access this site.

10	2020 Proxy Statement

PROXY STATEMENT

Where can I find the voting results of the 2020 Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”) (www.sec.gov) and made available on our website at www.vistraenergy.com within four business days following the 2020 Annual Meeting.

REFERENCES TO VISTRA ENERGY

Unless otherwise indicated, references to “Vistra Energy,” “Vistra,” the “Company,” “we,” “our,” and “us” in the biographical and compensation information for directors and executive officers below refers to Board membership, employment, and compensation with respect to Vistra Energy Corp.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Rule 14a-8 Stockholder Proposals. If a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2021 Annual Meeting, under the rules of the SEC, the proposal must be received by the Corporate Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039 on or before the close of business on November 30, 2020 (the 120th day before the one-year anniversary date of the release of these proxy materials to stockholders). The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

Advance Notice Stockholder Proposals or Nominations. The Company’s restated bylaws require advance notice for any business to be brought before a meeting of stockholders. For business, including director nominations, to be properly brought before the 2021 Annual Meeting by a stockholder, written notice of the stockholder proposal must be received by the Corporate Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039 between close of business on December 30, 2020 (not earlier than the 120th day before the one-year anniversary date of the 2020 Annual Meeting) and close of business on January 29, 2021 (not later than the 90th day before the one-year anniversary date of the 2020 Annual Meeting). The stockholder’s notice to the Corporate Secretary must contain a brief description of the business to be brought before the 2020 Annual Meeting and the reasons for conducting such business at the meeting, as well as certain other information set out in the Company’s bylaws.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2020

The Proxy Statement and Annual Report are available at www.proxydocs.com/VST.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 (as amended, the “Securities Act”), or the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing to the extent permitted by the rules of the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein includes forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that are presented herein, that address activities, events or developments that may occur in the future (often, but not always, through the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “predict,” “project,” “forecast,” “target,” “potential,” “goal,” “objective,” and “outlook”) are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Any such forward-looking statement involves uncertainties and risks that could

2020 Proxy Statement	11

PROXY STATEMENT

cause results to differ materially from those projected in or implied by any such forward-looking statement, including those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in our most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, the Company will not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

12	2020 Proxy Statement

BOARD OF DIRECTORS

The following table sets forth information regarding our director nominees for election at the 2020 Annual Meeting to serve a one-year term as a director if the Charter Amendment is approved. Ages are as of March 30, 2020.

Name [1]	Age	Diverse [2]	Position / Office
Scott B. Helm [3]	55		Director, Chairman of the Board
Hilary E. Ackermann	64	✓	Director, Chair of the Sustainability and Risk Committee
Arcilia C. Acosta	54	✓	Director
Gavin R. Baiera [3]	44		Director, Chair of the Compensation Committee
Paul M. Barbas	63		Director, Chair of the Nominating Committee
Lisa Crutchfield	57	✓	Director
Brian K. Ferraioli	64		Director, Chair of the Audit Committee
Jeff D. Hunter	54		Director
Curtis A. Morgan [3]	59		President, Chief Executive Officer, and Director
John R. Sult [3]	60		Director

[1]	All directors are independent except Mr. Morgan, the President and CEO of the Company.
[2]	Reflects gender, racial, and/or ethnic diversity.
[3]	Director nominee at the 2020 Annual Meeting to be a Class I director and serve until the 2023 Annual Meeting if the Charter Amendment is not approved.

Director Nominee Biographies

Scott B. Helm Chairman of the Board	Director Since: 2017 Board Committees: None Age: 55

Biographical Information:

Mr. Helm has served as Chairman of the Board since October 2017. During the last five years, Mr. Helm has been a private investor based out of Baltimore, Maryland. Previously, Mr. Helm was a founding partner of Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure. Before that, he served as Executive Vice President and Chief Financial Officer at Orion Power Holdings, Inc., a publicly listed company that owned and operated power plants. Mr. Helm began his career at Goldman, Sachs & Co., first working in the fixed income division, then moving to the investment banking division. Mr. Helm received a bachelor’s degree in business administration from Washington University in St. Louis.

Qualifications:

Mr. Helm has extensive financial and industry knowledge. His specific experience in the energy industry and significant financial and executive experience, including his service as a founding partner of an energy infrastructure private equity fund and public company chief financial officer in the utilities sector, allow him to provide valuable guidance and knowledge to the Board and enable him to lead effectively in his capacity as Chairman.

2020 Proxy Statement	13

BOARD OF DIRECTORS

Curtis A. Morgan President and Chief Executive Officer	Director Since: 2016 Board Committees: None Age: 59

Biographical Information:

Mr. Morgan has served as the President and CEO of the Company since October 3, 2016. From 2015 until joining the Company, he served as an Operating Partner with Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure. Prior to that position, from 2010 to 2015, Mr. Morgan served as the CEO and President of EquiPower Resources Corp., a power generation company. Prior to joining EquiPower Resources Corp., he served as an Operating Partner of Energy Capital Partners and as President and Chief Executive Officer of FirstLight Power Enterprises. Mr. Morgan has also held various leadership roles at NRG Energy, Mirant Corporation, Reliant Energy and Amoco Corporation. In addition to his executive experience, Mr. Morgan previously served on the public board of directors of Summit Midstream Partners, LP and is the incoming chair of the board of directors of the Electric Power Supply Association, a national trade organization that represents competitive power suppliers in policy and other matters related to the competitive power generation industry. Mr. Morgan received a bachelor’s degree in accounting from Western Illinois University and a master’s of business administration in finance and economics from the University of Chicago. He is a licensed certified public accountant.

Qualifications:

During his 37-year career, Mr. Morgan has held leadership responsibilities in nearly every major U.S. power market including wholesale and retail businesses and nearly all electric generation technologies. In overseeing all aspects of the Company’s strategy, capital allocation and operations as the President and CEO, Mr. Morgan has particular and valuable knowledge about the Company that he brings to the Board. Mr. Morgan has also served on other public company boards.

Hilary E. Ackermann	Director Since: 2018 Board Committees: Sustainability and Risk (Chair) Age: 64

Biographical Information:

Ms. Ackermann served as a director of Dynegy Energy Services (“Dynegy”), an energy services company, from October 2012 until Dynegy’s merger with Vistra in April 2018. Ms. Ackermann was Chief Risk Officer with Goldman Sachs Bank USA from October 2008 to 2011. In this role, she managed Credit, Market and Operational Risk for Goldman Sachs’ commercial bank; developed the bank’s risk management infrastructure, including policies, procedures and processes; maintained ongoing relationships with bank regulators, including the New York Fed, New York State Banking Department and the FDIC; chaired Operational Risk, Credit Risk and Middle Market Loan Committees; served as Vice Chair of the bank’s Risk Committee; was a member of Community Investment, Business Standards and New Activities Committees; was a member of GS Group level-Credit Policy and Capital Committees; and chaired the GS Group-level Operational Risk Committee. Ms. Ackermann served as Managing Director, Credit Department of Goldman, Sachs & Co. from January 2002 until October 2008; as VP, Credit Department from 1989 to 2001; and as an Associate in the Credit Department from 1985 to 1988. Prior to joining Goldman, Ms. Ackermann served as Assistant Department Head of the Credit Department of Swiss Bank Corporation from 1981 until 1985. Ms. Ackermann currently serves on the private board of directors and audit committee of Credit Suisse Holdings (USA), Inc. and the private board of directors and the audit and compliance and risk committees of each of Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc., The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. She previously served on the public board of directors of Apollo Investment Corporation. Ms. Ackermann received a bachelor’s of science in Russian from Georgetown University.

Qualifications:

Ms. Ackermann brings extensive experience assessing credit for major banking institutions, covering a variety of industries, including the power generation, electrical utilities and natural resources sectors, as well as in-depth coverage of commodities trading, including oil, natural gas and power as a risk manager. Ms. Ackerman currently serves as the Chair of the Sustainability and Risk Committee, where she contributes significantly to the review and evaluation of our enterprise risk assessment and risk management goals.

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BOARD OF DIRECTORS

Arcilia A. Acosta	Director Since: 2020 Board Committees: Compensation, Nominating Age: 54

Biographical Information:

Ms. Acosta has served as the President and Chief Executive Officer of CARCON Industries and Construction, specializing in commercial, institutional, and transportation construction, since 2000. In addition to her role at CARCON Industries, Ms. Acosta is the President and controlling principal of Southwestern Testing Laboratories, a position she has held since 2003. In addition to her role at Southwestern Testing Laboratories, she served as a director of LegacyTexas Financial Group, N.A. (“LegacyTexas”), a publicly-traded bank holding company with an asset size of over $10 billion, from 2015 to 2019, when LegacyTexas merged with a private company. Ms. Acosta served as a director of ONE Gas Incorporated, a stand-alone, regulated, publicly-traded natural gas utility and one of the largest natural gas utilities in the United States, from July 2018 through February 2020. In 2017, Ms. Acosta joined the board of Magnolia Oil and Gas, a publicly-traded independent oil producer with assets located in South Texas. Her prior board service includes 10 years as a director of Energy Future Holdings Corp. (the Company’s “Predecessor”). Ms. Acosta received a bachelor’s of arts in Political Science from Texas Tech University and is a graduate of the Harvard University Business School Corporate Governance Program.

Qualifications:

Ms. Acosta brings extensive experience in executive management, operations, safety, construction management and engineering management. In addition, she has served on the boards of directors of other publicly traded and private companies, including oversight responsibilities on matters relating to executive compensation, corporate governance, and audit. Ms. Acosta currently serves on the Company’s Compensation and Nominating Committees.

Gavin R. Baiera	Director Since: 2016 Board Committees: Compensation (Chair) Age: 44

Biographical Information:

Mr. Baiera joined Centerbridge Partners, L.P., a multi-strategy private investment firm, as Senior Managing Director in July 2018 and serves as a portfolio manager for the Firm’s global credit, distressed strategies & special situations investing activities. From June 2008 through July 2017, Mr. Baiera was at Angelo, Gordon & Co. (“Angelo”), a privately-held alternative investment firm, where he was first a managing director, and in November 2015, became the global head of the firm’s corporate credit activities and portfolio manager for its distressed and opportunistic funds. Mr. Baiera was also a member of Angelo’s executive committee. Prior to joining Angelo, Mr. Baiera was the co-head of the strategic finance group at Morgan Stanley, which was responsible for all origination, underwriting, and distribution of restructuring transactions. Prior to that, Mr. Baiera worked at General Electric Capital Corporation (“GE Capital”) concentrating on underwriting and investing in restructuring transactions and began his career at GE Capital in its financial management program. Mr. Baiera has served on numerous boards of directors including, most recently, private company MACH Gen and public companies Orbitz Worldwide and Travelport Worldwide. Mr. Baiera received a bachelor’s of arts degree from Fairfield University and a master’s of business administration from the USC Marshall School of Business.

Qualifications:

Mr. Baiera has extensive experience in corporate finance and strategic business planning activities. In addition, he has served on the boards of directors of other publicly traded and private companies, including oversight responsibilities on matters relating to executive compensation and compensation strategy, making him a valuable member of the Board and Chair of the Compensation Committee.

2020 Proxy Statement	15

BOARD OF DIRECTORS

Paul M. Barbas	Director Since: 2018 Board Committees: Nominating (Chair) Age: 63

Biographical Information:

Mr. Barbas served as a director of Dynegy from October 2012 until Dynegy’s merger with Vistra in April 2018. Mr. Barbas was President and Chief Executive Officer of DPL Inc., a regional energy provider, and its principal subsidiary, The Dayton Power and Light Company (“DP&L”), a regulated electric utility, from October 2006 until December 2011. He also served on the board of directors of DPL Inc. and DP&L. He previously served as Executive Vice President and Chief Operating Officer of Chesapeake Utilities Corporation, a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing and other related services from 2005 until October 2006, as Executive Vice President from 2004 until 2005, and as President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation from 2003 until 2004. From 2001 until 2003, he was Executive Vice President of Allegheny Power, responsible for the operational and strategic functions of a $2.7 billion company serving 1.6 million customers with 3,200 employees. He joined Allegheny Energy in 1999 as President of its Ventures unit. Mr. Barbas currently serves on the board of public company El Paso Electric Co. and formerly served on the public board of Pepco Holdings, Inc. Mr. Barbas received a bachelor’s of arts in economics from College of the Holy Cross and a master’s of business administration in finance and marketing from the University of Massachusetts.

Qualifications:

Mr. Barbas brings extensive utility, management and oversight experience, having served in executive management positions with various utility and other companies. He also has a broad background in finance and marketing and brings a strong understanding of power operations and energy markets. He also brings to the Board substantive knowledge about a variety of issues related to the Company’s business and currently serves as Chair of the Nominating Committee, where he contributes significantly to the oversight responsibilities and strategic direction of the Company’s corporate governance policies.

Lisa Crutchfield	Director Since: 2020 Board Committees: Nominating, Sustainability and Risk Age: 57

Biographical Information:

Ms. Crutchfield has served as a managing principal at Hudson Strategic Advisors, an economic analysis and strategic advisory firm, since 2012. Previously, Ms. Crutchfield served as the chief regulatory, risk, and compliance officer for the U.K.-based National Grid plc from 2008 to 2012. Ms. Crutchfield has also served in successive executive roles as senior vice president of regulatory and external affairs at PECO, an Exelon Company; vice president and general manager at TIAA-CREF; and vice president of energy policy and strategy with Duke Energy Corporation from 1997 to 2000. She began her career in banking as a commercial and investment banker and served as a commissioner on the Pennsylvania Public Utility Commission from June 1993 to May 1997. In addition to her service as a director, Ms. Crutchfield serves on the boards of two other publicly-traded companies, Fulton Financial Corporation (since 2014) and Unitil Corporation (since 2012). Ms. Crutchfield received a bachelor’s of arts in economics and political science from Yale University and a master’s of business administration from Harvard Business School.

Qualifications:

Ms. Crutchfield brings extensive experience leading corporate teams and has extensive knowledge of the financial industry and business practices with expertise in risk mitigation, compliance, and regulatory matters. She has served on the boards of directors of several other publicly traded and privately held companies including on their compensation, governance, and risk committees. Ms. Crutchfield currently serves on the Nominating and Sustainability and Risk Committees.

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BOARD OF DIRECTORS

Brian K. Ferraioli	Director Since: 2017 Board Committees: Audit (Chair) Age: 64

Biographical Information:

Mr. Ferraioli serves as an operating partner for Bernhard Capital Partners, a private equity firm, a position he has held since April 2019. In February 2020, he was named the Executive Chairman and Chairman of the Board of Atlas Technical Consultants, Inc., a public company.[1] From October 2013 to December 2016, Mr. Ferraioli served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction, and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. Prior to KBR, Mr. Ferraioli was Executive Vice President and Chief Financial Officer at The Shaw Group, Inc., an engineering, construction, and fabrication company serving the electric power generation and government services industries from 2007 to 2013. Prior to that, Mr. Ferraioli worked 28 years in various finance and accounting functions with Foster Wheeler AG, a Swiss global conglomerate that provides design, engineering, construction, manufacturing, development, and plant operations. In addition to the Company, Mr. Ferraioli serves on the boards of public companies Team, Inc. and Charah Solutions. He also serves on the board of The Lemoine Company, a privately-held general contracting company majority owned by Bernhard Capital Partners. He previously served on the public company board of Babcock & Wilcox, as well as Adolfson & Peterson, a private construction company. Mr. Ferraioli graduated with a bachelor’s degree in accounting from Seton Hall University and received a master’s of business administration from Columbia University. Mr. Ferraioli is also a licensed certified public accountant and a National Association of Corporate Directors Governance Fellow.

Qualifications:

Mr. Ferraioli has 40 years of experience in senior executive financial positions with large public companies and accounting roles in the engineering and construction industry, and also has served on various public and private boards, providing him with significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting. Further, his extensive financial and accounting experience qualifies him as an “audit committee financial expert.” He currently serves as the Chair of the Audit Committee, where he contributes significantly to the oversight of the integrity of our financial statements, internal controls and ethics and compliance functions.

[1]

Upon being named to the board of Atlas Technical Consultants, Inc., Mr. Ferraioli was on four public company boards of directors. Mr. Ferraioli has notified the Board that he is in process of reducing his board positions to no more than three public company boards.

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BOARD OF DIRECTORS

Jeff D. Hunter	Director Since: 2016 Board Committees: Audit, Sustainability and Risk Age: 54

Biographical Information:

Mr. Hunter has most recently acted as an independent financial and sector advisor to a number of investment firms on power related matters including Grafton Asset Management of Calgary and EnCap based in Houston, Texas. From 2016 to 2019, Mr. Hunter served as a Senior Managing Director for Quinbrook Infrastructure Partners, an investment company focused exclusively on lower carbon and renewable energy infrastructure investments. Mr. Hunter was a member of the Quinbrook Investment Committee and was responsible for deal origination, portfolio company oversight and asset management for all Quinbrook North America investments. Between 2013 and 2016, he was a managing partner of Power Capital Partners, an energy focused investment firm. Prior to this, he was Executive Vice President and Chief Financial Officer of U.S. Power Generating Company. Mr. Hunter has also held leadership positions at PA Consulting Group and El Paso Merchant Energy and was a consultant for MRP Generating Company, LLC. Mr. Hunter currently serves as the non-executive director on the board of directors of Texas Transmission Holdings, a privately held business.

Qualifications:

Mr. Hunter brings to the Board extensive experience in the energy and financial industries, including his experience as a chief financial officer. He also brings to the Board substantive knowledge about a variety of issues related to the Company’s business and currently serves on the Audit Committee and Sustainability and Risk Committee.

John R. (JR) Sult	Director Since: 2018 Board Committees: Audit, Compensation Age: 60

Biographical Information:

Mr. Sult served as a director of Dynegy from October 2012 until Dynegy’s merger with Vistra in April 2018. Mr. Sult served as Executive Vice President and Chief Financial Officer of Marathon Oil Corporation, an independent global oil and gas exploration and production company, from September 2013 until August 2016. Mr. Sult was Executive Vice President and Chief Financial Officer of El Paso Corporation (“El Paso”) from March 2010 until May 2012, where he served as Senior Vice President and Chief Financial Officer from November 2009 until March 2010, and as Senior Vice President and Controller from November 2005 until November 2009. Mr. Sult also served as Executive Vice President, Chief Financial Officer and director of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P., from July 2010 until May 2012, where he previously served as Senior Vice President and Chief Financial Officer from November 2009 until July 2010, and as Senior Vice President, Chief Financial Officer and Controller from August 2007 until November 2009. Mr. Sult also served as Chief Accounting Officer of El Paso and as Senior Vice President, Chief Financial Officer and Controller of El Paso’s Pipeline Group from November 2005 to November 2009. Prior to joining El Paso, Mr. Sult served as Vice President and Controller of Halliburton Energy Services from August 2004 until October 2005. Prior to joining Halliburton, Mr. Sult was an audit partner with Arthur Andersen LLP. In addition to the Company, Mr. Sult currently serves on the board of directors and chairs of the audit committee of public company Brigham Minerals, Inc. He received a bachelor’s of science with special attainments in Commerce from Washington & Lee University and is a licensed certified public accountant.

Qualifications:

Mr. Sult, through his experience in senior executive financial positions with large public companies, brings significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting to the Board. Mr. Sult has extensive knowledge of the energy industry. Further, he has served as an audit partner at a major accounting firm, which, in addition to his other experience, qualifies him as an “audit committee financial expert.” He currently serves as a member of the Compensation Committee, where he contributes significantly to the review and evaluation of our compensation policies and practices, and the Audit Committee, where he contributes significantly to the oversight of the integrity of our financial statements, internal controls and ethics and compliance functions.

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MANAGEMENT

Information about our Executive Officers

The following table and biographies set forth information regarding our current executive officers as of the date hereof, except for Mr. Morgan, whose information is listed above. Ages are as of March 30, 2020.

Name	Age	Position / Office

James A. Burke	51	Executive Vice President and Chief Operating Officer

David A. Campbell	51	Executive Vice President and Chief Financial Officer

Carrie Lee Kirby	52	Executive Vice President and Chief Administrative Officer

Stephanie Zapata Moore	46	Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary

Stephen J. Muscato	49	Executive Vice President and Chief Commercial Officer

Scott A. Hudson	56	President of Vistra Retail

James A. Burke Executive Vice President and Chief Operating Officer

Mr. Burke has served as the Executive Vice President and Chief Operating Officer of the Company since October 3, 2016. Prior to joining the Company, he served as Executive Vice President of the Predecessor since February 2013 and President and Chief Executive of TXU Energy, a subsidiary of the Company, since August 2005. Previously, Mr. Burke was Senior Vice President Consumer Markets of TXU Energy. Mr. Burke started his career with Deloitte Consulting, and held a variety of roles with The Coca-Cola Company, Reliant Energy and Gexa Energy prior to TXU Energy. Mr. Burke also serves as the Chairman of the board of directors of Marucci Sports, a privately held business, as a board member of United Way Foundation of Metropolitan Dallas and as an advisory board member for the Tulane University Energy Institute. Mr. Burke is a graduate of Tulane University, where he earned a bachelor’s degree in economics and a master’s of business administration in finance and general management. Mr. Burke is a licensed certified public accountant and has also earned the designation as a chartered financial analyst. In addition, Mr. Burke has completed the Massachusetts Institute of Technology Nuclear Reactor Technology Course.

David A. Campbell Executive Vice President and Chief Financial Officer

Mr. Campbell has served as Executive Vice President and Chief Financial Officer of the Company since June 2019. Campbell has responsibility for the Company’s accounting, financial, risk, tax, planning, investor relations, strategy, and M&A activities. Mr. Campbell previously served as the President and Chief Executive Officer of InfraREIT, Inc. (“InfraREIT”) and President of Hunt Utility Services (“HUS”) from August 2014 through May 2019, and President and Chief Executive Officer of Sharyland Utilities from November 2016 to May 2019. InfraREIT owned and Sharyland operated electric transmission and distribution infrastructure in Texas, and HUS provided management services to InfraREIT. Prior to his role at InfraREIT and HUS, Mr. Campbell was President and Chief Operating Officer of Bluescape Resources, an energy-focused investment company, from January 2013 to May 2014. Mr. Campbell previously served as Chief Executive Officer of Luminant when it was a subsidiary of the Predecessor. He originally joined TXU Corp. (“TXU”), the entity that preceded the Predecessor, in 2004 as Executive Vice President of Corporate Planning, Strategy and Risk and became Chief Financial Officer of TXU in 2006. Prior to joining TXU, Mr. Campbell was a partner in the Dallas office of McKinsey & Company. Mr. Campbell earned a B.A. from Yale University and a J.D. from Harvard Law School. He also graduated with a master’s degree from Oxford University, where he studied as a Rhodes Scholar.

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MANAGEMENT

Carrie Lee Kirby Executive Vice President and Chief Administrative Officer

Ms. Kirby has served as the Executive Vice President and Chief Administrative Officer of the Company since October 3, 2016. Prior to this, Ms. Kirby was the Executive Vice President of Human Resources for the Predecessor, leading the human resources functions across the Predecessor and its subsidiaries, Luminant and TXU Energy since 2012. From 2008 to 2012, she was Vice President of Human Resources at TXU Energy, where she was originally recruited in 2006 as a Human Resources Director to support the power generation business in its construction and expansion efforts. Prior to joining TXU Energy, Ms. Kirby was Director of Human Resources at Delinea Corporation, a software services company targeting the energy industry. Before that, she was Director of Human Resources for Netrake, a startup voice-over intellectual property hardware development company. She began her career in the executive search business as a consultant for Ray & Berndtson, supporting the technology practice. In addition to her service at the Company, Ms. Kirby is chair emeritus of the board of the Teaching Trust, an education policy and leadership development organization focused on developing urban school leaders. Ms. Kirby is also a member of the Patient Advocacy Committee for Presbyterian Hospital of Dallas and sits on the executive committee of the Women’s Business Council Southwest. Ms. Kirby received both a bachelor’s degree in marketing and a master’s of business administration from Texas Christian University.

Stephanie Zapata Moore Executive Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer

Ms. Moore has served as the Executive Vice President and General Counsel of the Company since October 3, 2016, and as Corporate Secretary and Chief Compliance Officer since April 2019. Prior to joining the Company, Ms. Moore served as Vice President and General Counsel of Luminant, a Company subsidiary, since April 2012. Prior to that, Ms. Moore was Senior Counsel of Luminant from March 2007 to April 2012 and Counsel of a predecessor to Luminant from November 2005 to March 2007. Prior to joining Luminant, Ms. Moore was an associate at Gardere Wynne Sewell LLP (n/k/a Foley Gardere LLP) where she engaged in a corporate and securities practice. Ms. Moore serves as a member of the advisory board of AVANCE-North Texas, Inc. and is a member of the board of directors of Girls Inc. of Metropolitan Dallas. Ms. Moore received an undergraduate degree in English from Duke University and a law degree from William and Mary Law School.

Stephen J. Muscato Executive Vice President and Chief Commercial Officer

Mr. Muscato has served as Executive Vice President and Chief Commercial Officer of the Company since February 2020. Prior to that Mr. Muscato served as Senior Vice President of Vistra Corporate Services Company since October 3, 2016, and Chief Commercial Officer of Vistra Corporate Services Company since January 2018. Prior to joining the Company, he served as Senior Vice President and Chief Commercial Officer of Luminant, a Company subsidiary, since 2013, where his responsibilities included optimizing the dispatch and value of Luminant’s power generation fleet, managing the commodity (power, gas, and coal), transportation (rail), and emissions requirements for Luminant’s operating assets, and ensuring development of a distinctive point of view on commodity dynamics in critical markets and geographies. Previously, Mr. Muscato held other senior leadership positions with Luminant, including senior vice president of commercial operations, vice president of gas trading—North America, and vice president of East gas and power trading. Mr. Muscato received both bachelor’s and master’s degrees in electrical engineering from the University of Rochester. He also completed the management leadership program at Columbia Business School.

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MANAGEMENT

Scott A. Hudson President of Vistra Retail

Mr. Hudson has served as the President of Vistra Retail since February 2020. In that role he oversees all of the Company’s retail electricity brands including TXU Energy, Ambit, Value Based Brands, Dynegy Energy Services, Homefield Energy, TriEagle Energy, Public Power and US Gas & Electric. Prior to that, Mr. Hudson served as the Senior Vice President of Vistra Corporate Services Company since October 3, 2016 and President of TXU Energy since March 2017. Prior to joining the Company, he served as Chief Operating Officer of TXU Energy since 2011 with responsibility for sales, marketing, product development, operations, and business technology organizations. Previously, Mr. Hudson held senior leadership positions with MBNA America, ChoicePoint, and LexisNexis and practiced as a commercial lawyer working in the energy industry for Troutman Sanders LLP. Mr. Hudson sits on the board of directors for the United Way of Metropolitan Dallas and the Dallas Regional Chamber, as well as the board for the Dallas Children’s Theatre. Mr. Hudson received a bachelor’s degree in history from Yale University and a law degree from the University of North Carolina at Chapel Hill.

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PROPOSAL 1 – CHARTER AMENDMENT TO DECLASSIFY THE BOARD AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS COMMENCING WITH THE 2020 ANNUAL MEETING

We are asking you to approve an amendment to the Company’s Certificate of Incorporation (the “Charter”) to declassify the Board and provide for annual elections of all directors commencing with the 2020 Annual Meeting (the “Charter Amendment”). The Board has unanimously adopted, approved and declared advisable the Charter Amendment and recommends that stockholders approve and adopt the Charter Amendment.

Charter Amendment

Article V of the Charter currently provides that the Board shall be divided into three classes, with members of each class of directors serving a three-year term. As a result, at each annual meeting of stockholders, approximately one-third of our directors stand for election. The current terms of our director classes expire as follows: Class I—the 2020 Annual Meeting; Class II—the 2021 Annual Meeting and Class III—the 2022 Annual Meeting. If the Charter Amendment is adopted and becomes effective, directors will be elected for terms expiring at the next annual meeting of stockholders following their election, and directors appointed to vacant or newly created directorships will also serve for terms expiring at the next annual meeting of stockholders following their appointment as directors.

The Board regularly reviews matters related to the size, structure, composition and functioning of the Board, with assistance from the Nominating Committee. As part of these reviews, the Board has considered arguments in support of annual director elections and classified boards. Many stockholders and other commentators believe that electing all directors annually is a sound corporate governance practice. By contrast, it has been argued that a classified board structure can help to promote stability and continuity of leadership, and to achieve value for stockholders in the event of an unsolicited takeover bid by allowing the board to negotiate on their behalf without the threat of imminent removal of a majority of board members. Following its most recent consideration of the issue, the Nominating Committee recommended to the Board that a proposal to amend the Company’s Charter to provide for annual elections for all directors commencing with the 2020 Annual Meeting be submitted to the stockholders for approval. Upon the recommendation of the Nominating Committee, the Board has determined that declassification of the Board is advisable and in the best interests of the Company and its stockholders.

Under Delaware corporate law, directors of companies that have a classified board structure may be removed only for cause unless the certificate of incorporation provides otherwise. However, directors of companies that do not have a classified board may be removed with or without cause. Accordingly, the Charter Amendment also provides that directors may be removed either with or without cause. Removal will continue to be governed by the default standard under Delaware corporate law, which requires approval by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. If the Charter Amendment is approved, it would be easier for one or more stockholders holding a large number of shares, whether an existing or long-term stockholder or one that accumulates a large position in or for a short period of time, to replace the entire Board at once.

If the Charter Amendment to declassify the Board is adopted and approved by our stockholders at the 2020 Annual Meeting, immediately following such vote, we will make the appropriate filing with the Secretary of State of Delaware so that the Charter Amendment to declassify the Board will be in effect immediately upon such filing. We expect to make this filing before the vote is taken to elect directors at the Annual Meeting so that if the Charter Amendment to declassify the Board is adopted it will be effective when the vote is taken to elect directors. Effective immediately prior to the start of the 2020 Annual Meeting, Geoff Strong and Bruce Zimmerman resigned as directors and the Board reduced the number of directors to 10. In addition, the director nominees currently serving in Class II and Class III have tendered contingent resignations from their current three-year terms, conditioned upon the approval of the Charter Amendment. These resignations will take effect immediately upon completion of the vote to elect directors only in the event that the Charter Amendment takes effect. Thus, if the Charter Amendment to declassify the Board in this Proposal 1 is approved, then 10 members of the current Board will be standing for election at the 2020 Annual Meeting and, if elected, will serve for terms expiring at the 2021 Annual Meeting. Alternatively, if the Charter Amendment to declassify the Board in this Proposal 1 is not adopted, then only the four Class I director nominees will be standing for election at the 2020 Annual Meeting and, if elected, will serve on the Board until the 2023 Annual Meeting. In that case, directors still serving in Class II and Class III will continue in office until their respective terms expire, or until their earlier death, resignation, disqualification or removal.

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PROPOSAL 1 – CHARTER AMENDMENT TO DECLASSIFY THE BOARD

Related Bylaw Amendments

In connection with the Charter Amendment, the Board approved conforming amendments to Article III, Sections 3.3 and 3.4 of our Restated Bylaws (“Bylaws”), contingent upon stockholder approval and implementation of the Charter Amendment. The Bylaw amendments provide that directors appointed to fill vacant and newly created directorships will serve for a term that expires at the next annual meeting and that directors may be removed with or without cause upon a vote of holders of a majority of the outstanding shares entitled to vote thereon. If the Charter Amendment is not approved, the Bylaw amendments will not take effect.

Additional Information

The foregoing description of the Charter Amendment is a summary and is qualified by and subject to the full text of the proposed amendment, which is attached to this Proxy Statement as Appendix A. Additions of text to our Charter contained in Appendix A are indicated by double underlining and deletions of text are indicated by strike-outs.

The affirmative vote of a majority of the shares of our common stock outstanding on the Record Date is required for approval of the proposal to amend our Certificate of Incorporation.

✔	The Board of Directors recommends that stockholders vote FOR the Charter Amendment to declassify the Board.

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PROPOSAL 2 – ELECTION OF DIRECTORS (IF CHARTER AMENDMENT TO DECLASSIFY THE BOARD IS APPROVED)

Director Nominees

If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Each nominee listed below currently serves as a director of the Board. Effective immediately prior to the start of the 2020 Annual Meeting, Geoff Strong and Bruce Zimmerman resigned as directors and the Board reduced the number of directors to 10. The names of the 10 nominees to serve, if elected, on the Board as directors until the 2021 Annual Meeting and until their successors have been elected and qualified are set forth below:

Name	Served as director since
Hilary E. Ackermann	2018
Arcilia C. Acosta	2020
Gavin R. Baiera	2016
Paul M. Barbas	2018
Lisa Crutchfield	2020
Brian K. Ferraioli	2017
Scott B. Helm	2017
Jeff D. Hunter	2016
Curtis A. Morgan	2016
John R. Sult	2018

✔	If the Charter Amendment is approved, the Board of Directors recommends that stockholders vote FOR the election of these director nominees to the Board.

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PROPOSAL 3 – ELECTION OF DIRECTORS (IF CHARTER AMENDMENT TO DECLASSIFY THE BOARD IS NOT APPROVED)

Director Nominees

If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Each nominee listed below currently serves as a director of the Board. The names of the four nominees to serve on the Board as Class I directors until the 2023 Annual Meeting or until their earlier removal are set forth below:

Name	Served as director since
Gavin R. Baiera	2016
Scott B. Helm	2017
Curtis A. Morgan	2016
John R. Sult	2018

✔	If the Charter Amendment is not approved, the Board of Directors recommends that stockholders vote FOR the election of these director nominees to the Board.

DIRECTOR NOMINATION PROCESS AND QUALIFICATION OVERVIEW OF DIRECTORS

Director Qualifications

In addition to each director’s individual qualifications, including his or her knowledge, skills and experience mentioned above, the Company believes that each of our directors possesses high ethical standards, acts with integrity, and exercises careful judgment. Each is committed to employing his or her skills and abilities in the long-term interests of the Company and our stockholders. Collectively, our directors are knowledgeable and experienced in business, governmental, and civic endeavors, further qualifying them for service as members of the Board.

Any director nominee is evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines and the other characteristics that we value as part of our corporate culture. We require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from the Company would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive Board members. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. For additional information, please read our Corporate Governance Guidelines.

In connection with the director nominations for the 2020 Annual Meeting, the Nominating Committee also considered the director nominees’: (1) knowledge of corporate governance issues, coupled with an appreciation of their practical application; (2) service as a director or executive of a publicly traded company and other board experience; (3) experience in the energy and utility industry and understanding of the energy and commodity markets; (4) finance and accounting expertise, including audit, internal controls, risk management and cybersecurity experience; (5) experience in and knowledge of commercial and market risk assessment and management; (6) knowledge in the areas of laws and regulations related to environmental, health, safety, regulatory and other key industry issues; (7) strategic planning skills; and (8) experience in transactional and capital markets matters.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

Each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including energy, wholesale power generation and marketing, commodities, risk management, strategic planning, legal, corporate governance and board service, executive management, regulatory and policy development, accounting and finance, and operations. For information concerning each director’s various qualifications, attributes, skills and experience considered important by the Board in determining that such nominee should serve as a director, as well as each nominee’s principal occupation, directorships and additional biographical information, please read the section entitled “Director Expertise” on page 4 and “Director Nominee Biographies” beginning on page 13.

Director Selection Process

The Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors of the Company. The Nominating Committee’s policy is to consider recommendations for such director nominees, including those submitted by current directors, members of management, or by stockholders, on the bases described below. In this regard, stockholders may recommend director nominees by writing to the Nominating Committee c/o the Corporate Secretary of the Company, 6555 Sierra Drive, Irving, Texas 75039. Any such recommendations from stockholders received by the Corporate Secretary of the Company will be promptly provided to the Nominating Committee. Recommendations to be considered by the Nominating Committee for the 2021 Annual Meeting should be submitted as described under “Advance Notice Stockholder Proposals or Nominations” on page 11.

The Nominating Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

Identification of Candidates and Diversity

The Nominating Committee identifies director nominees in various ways. In identifying and evaluating director nominees, the Nominating Committee may consult with members of the Board, Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In 2019, the Company engaged a search firm to identify and coordinate the interviews of potential directors. In making its recommendations, the Nominating Committee assesses the requisite skills and qualifications of director nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership, including: (i) not less than a majority of directors shall satisfy the NYSE’s independence requirements; (ii) all directors shall possess strong judgment, character, integrity, expertise, skills and knowledge useful to the oversight of the Company’s business; business, governmental, civic or other relevant experience; and (iii) consideration will be given to the extent to which the interplay of the director nominee’s qualifications and diversity of cultural background, gender, experience and viewpoints with those of other Board members will build a Board that is effective, in light of the Company’s business and structure. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Nominating Committee will consider diversity criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The Board is asked to assess whether the Board is appropriately diverse as part of the annual evaluation of the Board.

Ms. Acosta was appointed to the Board as a Class II director and will stand for election at the 2021 Annual Meeting if the Charter Amendment is not passed. Ms. Crutchfield was appointed to the Board as a Class III director and will stand for election at the 2022 Annual Meeting if the Charter Amendment is not passed. Mses. Acosta and Crutchfield were participants in the director search conducted by a third-party search firm.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

Board Evaluation Process

The Board recognizes that a rigorous evaluation process is an essential component of strong corporate governance practices and promoting ongoing Board and Committee effectiveness. Consistent with best practice, the Company’s Corporate Governance Guidelines and each of the Committees’ Charters, the Nominating Committee oversees the annual evaluation of the performance of the Board and the Committees, with the Chairman maintaining a substantial role in facilitating discussion among the Board and the Committees.

As part of the evaluation process, the Board and each Committee reviews the following:

•	Performance of the Board and each Committee, including areas where the Board and each Committee feels it functions effectively and areas where the Board and each Committee believes it can improve;

•	Overall composition of the Board and each Committee, including director tenure, board leadership structure, Committee membership tenure, diversity, and individual skill sets;

•	General board best practices, including oversight responsibilities and Committee duties;

•	Culture to promote candid discussion within the Board and with senior management;

•	Focus on risk management and strategic matters, including evaluation of transactions and emerging technologies, regulatory and legal developments, and commercial and market factors; and

•	Ability to ensure the Board serves the best interests of our stockholders and positions the Company for future success.

Additionally, the Board reviews its meeting schedule, the quality and depth of information presented at each meeting, and the organization and operation of the Board and the Committees. The Committees are evaluated on their effectiveness in fulfilling delegated responsibilities, the appropriateness of Committee materials, and the sufficiency of time to deliberate and for robust discussion. The Board and Committee evaluation framework and process is conducted and reviewed annually.

As part of the two-part annual evaluation process involving the full Board evaluation and Committee evaluations, the Board responds to a comprehensive written questionnaire designed to provide a holistic evaluation of the performance of the Board and each Committee in light of the current needs of the Board and the Company. In 2019, 100% of directors participated in the Board and Committee evaluation process. To protect anonymity and the integrity of the evaluation process, an independent third party (the Company’s outside counsel) compiles responses to these evaluations into a report, which is initially provided to the Chairman. The Chairman is provided ample time to further discuss the results with the Company’s outside counsel. The report, including evaluation results and specific areas of focus for each Committee and the Board itself, is then presented to each Committee and the full Board in executive session to encourage candid discussion and feedback, and specific areas are discussed where the Board would like to focus to enhance its effectiveness.

After receiving feedback from the Chairman on any action items resulting from the Board and Committee discussions, the Corporate Secretary utilizes the results of the evaluations and discussions when developing workplans, formulating succession plans, and preparing board candidate evaluations for the upcoming year and thereafter.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

CORPORATE GOVERNANCE OVERVIEW

Effective Board Leadership and Independent Oversight

•  9 out of 10 directors standing for election are independent (CEO is sole member of management serving on the Board)

•  All members of the Audit, Compensation, Nominating, and Sustainability and Risk Committees are independent

•  Nominating Committee annually reviews the composition of the Board, ensuring the Board reflects an appropriate balance of knowledge, experience, diversity, skills and expertise

•  Routine assessment by Nominating Committee of overall corporate governance profile and potential enhancements thereto

•  Separate Chairman and CEO roles

•  Annual advisory vote to approve executive compensation

•  Directors will be elected only if they receive the vote of a majority of the voting power represented in person or by proxy at the meeting and entitled to vote thereon

•  If a director does not receive the vote of a majority of the voting power represented in person or by proxy at the meeting and entitled to vote thereon the director is obligated to promptly tender their resignation to the Nominating Committee, which will become effective upon acceptance by the Board in its sole discretion within 90 days following certification of the election results

•  Management proposal (Proposal 1) to declassify the Board and adopt annual elections for directors

Regular Board Engagement

•  Formal in-person Board and Committee meetings each quarter, including an annual strategic planning meeting, and frequent telephonic meetings on emerging matters in the interim

•  Committee Chairs have regular engagement with management liaison (e.g., Audit Chair with Chief Financial Officer, Controller, and Vice President of Internal Audit)

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board. The Corporate Governance Guidelines address, among other things:

•	The independence and other qualifications of Board members;

•	The regular meetings of our non-management and independent directors;

•	The evaluation of performance of the Board and the Committees;

•	Our expectation that the Board members will attend all annual stockholder meetings absent unusual circumstances;

•	Our policy that any outside board service requires approval from the Nominating Committee and a limit on the number of total boards on which any director may serve concurrently;

•	The separation of the Chairman and CEO positions;

•

The requirement that directors who do not receive a majority vote in uncontested elections must deliver resignations to the Nominating Committee that will become effective upon acceptance by the Board in its sole discretion within 90 days following certification of the election results;

•	Our prohibition against personal loans or other extensions of credit to or for any director or executive officer;

•	Board Compensation that is comparable to peer companies;

•	The approval of the CEO’s compensation by the full Board; and

•	The review of development and succession plans for the CEO and other executive officers.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

CORPORATE GOVERNANCE PRACTICES

The Board proactively seeks to identify and implement leading governance practices. Furthermore, the Board follows a series of governance practices that it believes foster effective Board oversight and accountability to you, our stockholders. These practices include:

•	Management’s proposal (Proposal 1) to declassify the Board and adopt annual elections for each of our directors;

•	Effective beginning with the 2020 Annual Meeting, directors are elected by majority vote in uncontested elections (i.e., directors who receive more FOR votes than AGAINST votes are elected);

•

Expanding the responsibility of the former Risk Committee in October 2019 to create the Sustainability and Risk Committee, adding a Board source for advice and assistance to management in developing and implementing the Company’s sustainability policies and practices;

•

Our prohibition against directors and executive officers holding our securities in a margin account or pledging our securities, absent Company approval (as further described under “Insider Trading Policy” on page 33 of this Proxy Statement);

•

Our prohibition against directors and executive officers engaging in any hedging transaction with respect to our securities held by them (as further described under “Insider Trading Policy” on page 33 of this Proxy Statement);

•	Compensation of the Board and stock ownership guidelines for non-employee directors and executive officers;

•

Review by the Compensation Committee of performance-based compensation of our executives following a restatement that impacts the achievement of performance targets relating to that compensation, including the ability to require reimbursement to the Company for all or a portion of the payment received;

•	Ongoing succession planning for the CEO and other senior management;

•	Annual performance evaluations of the Board and each of its standing Committees;

•	Director orientation and continuing education program, including Company site visits and information sessions with Company management;

•	Access to and engagement of outside advisors and consultants to assist the Board and the Committees in the performance of their duties, as appropriate; and

•

Engagement with our stockholders regarding governance practices and other matters, including that, between July 2019 and February 2020, our Chairman met with approximately 85% of the active portfolio managers at Vistra’s top twenty stockholders.

CORPORATE GOVERNANCE DOCUMENTS

The Company maintains certain corporate governance documents on our website at www.vistraenergy.com. The Company’s Corporate Governance Guidelines and charters of the standing Committees of the Board, including the Audit Committee, the Nominating Committee, the Compensation Committee, and the Sustainability and Risk Committee, in each case as currently in effect, can be accessed by selecting the tab labeled “Corporate Governance” on the home page of the Company’s website.

The Company’s Code of Conduct that applies to the Company’s employees, officers, including the CEO and Chief Financial Officer (“CFO”), and directors, is also available on the Company’s website. In accordance with SEC regulations, any amendments to the Code of Conduct will be posted on the Company’s website.

The Board has adopted a written policy regarding transactions with related parties, which is included in the Corporate Governance Guidelines available on the Company’s website.

Printed copies of the corporate governance documents that are posted on the Company’s website are also available to any stockholder upon request to the Corporate Secretary of the Company, 6555 Sierra Drive, Irving, Texas 75039.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

MEETINGS OF THE BOARD AND ITS COMMITTEES

The standing Committees of the Board and the current membership of each Committee are shown below. The Nominating Committee reviews the composition of the committees at least annually and determines if any changes should be recommended to the Board. The Board most recently made changes to the composition of the committees upon the recommendation of the nominating committee in February 2020.

Meeting Attendance and Executive Sessions

In 2019, the directors collectively attended a total of 97% of the meetings of the Board and the Committees on which they serve. In 2019, the Board held a total of 10 meetings and each director attended at least 93% of the meetings held. Non-management directors meet regularly in executive session and the Chairman presides over those executive sessions.

As detailed in our Corporate Governance Guidelines, Board members are expected to attend each annual meeting of stockholders absent unusual circumstances. 9 of 11 directors that were members of the Board at the time attended the 2019 annual meeting of stockholders.

Committee Membership, Independence, and Qualifications

The current membership of the Committees of the Board with respect to the director nominees is shown in the table below.

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Sustainability and Risk Committee
Independent Directors:(1)
Hilary E. Ackermann				Chair
Arcilia C. Acosta		Member	Member
Gavin R. Baiera		Chair
Paul M. Barbas			Chair
Lisa Crutchfield			Member	Member
Brian K. Ferraioli(2)	Chair
Scott B. Helm(3)
Jeff D. Hunter(2)	Member			Member
John R. Sult(2)	Member	Member
Employee Directors:
Curtis A. Morgan
Number of Meetings in 2019	6	5	3	4

(1)	Ms. Acosta and Ms. Crutchfield were appointed to the Board in February 2020.
(2)

“Audit committee financial expert,” as defined by the SEC and NYSE, and as determined by the Board. Background information on each audit committee financial expert can be found in the director nominee biographies beginning on page 13.

(3)	Mr. Helm serves as Chairman of the Board.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

Board Committees

The Board has the following four standing Committees: Audit, Compensation, Nominating, and Sustainability and Risk (each, a “Committee”). The functions of each Committee are described below, and membership as of February 2020 is described in the table above.

Audit Committee

Primary Responsibilities: Appoints, retains, oversees, evaluates and compensates the independent auditors; reviews the annual audited and quarterly consolidated financial statements; reviews significant matters regarding accounting principles and financial statement presentations; oversees the performance of the Company’s internal audit function; oversees the system, and annual audit, of internal controls over financial reporting; oversees the system of internal controls over accounting, legal and regulatory compliance, and ethics (including reviewing the Company’s Code of Conduct at least annually).

The Audit Committee is a separately designated standing audit committee as required by SEC regulations and NYSE rules.

For more information about the Audit Committee please see the Audit Committee report on page 73.

Nominating Committee

Primary Responsibilities: Reviews and recommends director candidates to the Board for election at each annual meeting of stockholders, periodically reviews the Corporate Governance Guidelines and Committee charters and recommends changes to the Board, reviews and recommends Committee composition and Chairs and recommends changes to the Board and provides guidance to the Board with respect to governance related matters.

The Nominating Committee (i) identifies individuals qualified to become directors and recommends to the Board the nominees to stand for election as directors; (ii) oversees, and assumes a leadership role in, the governance of the Company including recommending periodic updates to the Corporate Governance Guidelines for the Board’s consideration; (iii) participates with the Chairman in the Board’s annual evaluation of its performance and of the Committees; and (iv) recommends to the Board the director nominees for each annual stockholder meeting and for each Committee.

Compensation Committee

Primary Responsibilities: Reviews and oversees the Company’s overall compensation philosophy, and oversees the development and implementation of compensation programs, policies and programs aligned with the Company’s business strategy.

The Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives, and determines and recommends to the Board the CEO’s compensation based on this evaluation; (ii) oversees the evaluation of executive officers (and other senior officers and key employees) other than the CEO and reviews, determines and approves their compensation levels; (iii) oversees and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) reviews and discusses with the Board executive management succession planning; (v) makes recommendations to the Board with respect to the compensation of the Company’s outside directors; and (vi) produces the Compensation Committee’s report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement.

Sustainability and Risk Committee

Primary Responsibilities: With respect to risk, assists the Board in fulfilling its responsibilities with respect to (i) the oversight of the enterprise risk management process, including coordination, where necessary, with other Committees, (ii) the assessment of certain enterprise risks, and (iii) the review and assessment of market, commercial and risk management matters of the Company.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

With respect to sustainability, the Committee: (i) reviews and discusses with management the Company’s strategies, policies, and practices to assist in addressing public sentiment and shaping policy to manage the Company’s sustainability efforts; (ii) at least annually, reviews and discusses with management the Company’s assessment of greenhouse gas-related risks, including transition, regulatory, reputational, and/or market risks related to climate change, and management’s process for the identification, evaluation, and mitigation of transition risks related to climate change; (iii) oversees and monitors the Company’s core vision and values and advises the Board and management on sustainability policies, including the Company’s publicly stated targets and aspirational goals for company-wide reductions of greenhouse gas emissions from its power generation operations; and (iv) provides oversight with respect to any sustainability reporting to the public or governmental agencies.

For further discussion of the Committee’s oversight duties related to risk, see the discussion of “Board Risk Oversight” on page 33.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with the directors individually or as a group, including all non-management or independent directors and the Chairman of the Board, by writing to them c/o the Corporate Secretary of the Company, 6555 Sierra Drive, Irving, Texas 75039. The Company’s Corporate Secretary will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a Committee or to an executive officer of the Company, then the Company’s Corporate Secretary may forward the communication to the executive officer of the Company or the chair of the Committee to which the matter has been delegated.

DIRECTOR INDEPENDENCE

We follow the NYSE’s requirements for determining director independence. These standards can be found on the NYSE’s online manual at https://nyseguide.srorules.com/listed-company-manual. Based on the application of these standards and pursuant to the requirements of the NYSE and the SEC, the Board has determined that:

(i)

The following directors are independent: Mses. Ackermann, Acosta, and Crutchfield, and Messrs. Baiera, Barbas, Ferraioli, Helm, Hunter, and Sult. Additionally, during their terms of service, Messrs. Madon, Strong and Zimmerman each qualified as an independent director.

(ii)

The Board has determined that Mses. Ackermann, Acosta, and Crutchfield, and Messrs. Barbas, Ferraioli, Helm, Hunter, Sult, and Zimmerman qualify as “Audit Committee Financial Experts” as defined in Item 401(h) of Regulation S-K promulgated under the Securities Act.

(iii)

The Board has determined that each member of the Audit Committee (Messrs. Ferraioli, Hunter, Sult, and Zimmerman) possesses the necessary level of financial literacy required to enable each of them to serve effectively as an Audit Committee member and satisfies the heightened independence requirements under NYSE and SEC requirements for Audit Committee members.

(iv)

The Board has determined that each member of the Compensation Committee (Ms. Acosta and Messrs. Baiera and Sult) satisfies the heightened independence requirements under NYSE and SEC standards for Compensation Committee members.

COMPLAINT AND REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

Our Whistle Blower Policy provides for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Vistra Energy. Complaints may be made through a “Compliance Helpline” telephone number, operated by an

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

independent third party. Complaints received are logged by our Chief Compliance Officer, investigated and reviewed by Internal Audit, and, if applicable, our Chief Compliance Officer, and communicated to our Audit Committee. In accordance with applicable law, the Whistle Blower Policy and other procedures we use to address complaints prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern. A copy of our Whistle Blower Policy is available on the Company’s website at www.vistraenergy.com/corporate-governance.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS POLICY

As set forth in the Corporate Governance Guidelines, the Board has adopted a written policy relating to the approval of transactions with related parties. In general, for purposes of our policy, a related party transaction is a transaction to which we are a party, or a material amendment to any such transaction, and with respect to which a related party is directly, or to our knowledge, indirectly, a party. As set forth in our policy, a “related party” is an executive officer, director or nominee for director of ours, a person known to us to be the beneficial owner of more than 5% of our voting securities, an immediate family member of an executive officer, director, nominee for director or 5% stockholder, and any entity owned or controlled by any of the foregoing individuals or in which any such individual serves as an executive officer or general partner or, together with any other such individuals, owns 10% or more of the equity interests of such an entity.

Our policy requires that a related person transaction will only be permitted if: (i) the Audit Committee approves or ratifies the transaction in accordance with the policy (which requires that the transaction be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party), (ii) the disinterested members of the Board as a whole review and approve the transaction or (iii) the transaction involves compensation approved by the Compensation Committee. In reviewing and approving any related party transaction or material amendments to any such transaction, the Audit Committee must satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the transaction and must determine that the related party transaction is fair to us.

Since January 1, 2019, all related party transactions have been approved or ratified by the Audit Committee or disinterested members of the Board in accordance with our policy. A copy of our related party transactions policy is included in our Corporate Governance Guidelines and is available on the Company’s website at www.vistraenergy.com/corporate-governance.

CHARITABLE CONTRIBUTIONS

During 2019, we did not make any contributions to any charitable organization in which an independent director served as an executive officer in 2019.

INSIDER TRADING POLICY

Under Vistra Energy’s insider trading policy, members of the Board and all of Vistra Energy’s officers and employees, together with their respective related persons, shall not engage, directly or indirectly, in any derivative transactions involving any securities of Vistra Energy, including pledges of Vistra Energy securities as collateral or short sales thereof. This policy includes, without limitation, hedging transactions, pledging Vistra Energy securities as collateral or engaging in short sales of Vistra Energy securities. Any exceptions must be approved by Vistra Energy’s General Counsel on a case-by-case basis, and in no case will an exception be granted in violation of applicable law or if such exception would introduce, in the sole estimation of Vistra Energy’s General Counsel, an unacceptable risk to Vistra Energy.

BOARD RISK OVERSIGHT

In the normal course of business, the Company is exposed to a variety of risks. For a complete description of the risk factors associated with our business, see Part I, Item 1A “Risk Factors” of our 2019 Annual Report on Form 10-K, which is included in our Annual Report.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

The Board has ultimate responsibility for protecting stockholder value. Among other things, the Board is ultimately responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, establishing policies and procedures that monitor and manage defined risks and measuring management’s performance against the strategy. The Committees, especially the Audit Committee and Sustainability and Risk Committee (originally constituted as the Risk Committee in July 2018 and expanded to Sustainability and Risk Committee in October 2019), play an important role in support of the Board’s oversight function. Risk oversight includes understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, as well as understanding and determining the appropriate risk appetite for the Company. To define the Company’s risk appetite, the Board reviews and approves the annual business plan, budget and long-term plan, strategic initiatives, acquisitions and divestitures, capital markets transactions, financings, capital allocation and capital structure.

The Board conducts its risk oversight function in several ways. The Board monitors, reviews and responds to strategic, commercial, market, financial, sustainability and corporate risks facing the Company by receiving periodic reports from the management team, and through the Committees. While the Committees each have their delegated responsibilities for identifying and addressing risks, the Board primarily conducts this oversight function through the Sustainability and Risk Committee, which oversees the enterprise risk management process and assesses certain enterprise risks and market, commercial and risk management matters, and the Audit Committee, which oversees risks relating to accounting, internal audit and controls. On an annual basis, the Sustainability and Risk Committee provides, and the Board reviews, a detailed enterprise risk report. Additionally, on a quarterly basis, the Sustainability and Risk Committee reviews an enterprise risk assessment and provides a report thereof to the Board. Further, the Board conducts periodic reviews of risks on an ongoing and as-needed basis and receives updates from management during the year on any particular matters relating to risk management or risk controls that management believes need to be brought to the attention of the Board.

The Board recognizes the importance of maintaining the trust and confidence of our customers and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Board receives reports on, among other things, the Company’s cybersecurity risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. Additionally, the Board and Sustainability and Risk Committee monitor the ways in which the Company attempts to prudently minimize risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies.

The table below summarizes the significant role the various Board Committees or similar bodies play in carrying out the risk oversight function.

COMMITTEE	RISK OVERSIGHT FOCUS AREA
Audit Committee

Oversees and assesses financial risks, which includes reviewing and discussing with management the Company’s risk disclosures in the Company’s annual reports to the Securities and Exchange Commission; reviewing and discussing the risk of fraud with management, the internal audit executive and the independent auditor and reviewing the implementation of controls to mitigate fraud risks; considering the risk of management’s ability to override the Company’s internal controls; and overseeing significant tax risks and issues affecting the Company.

Compensation Committee

Oversees risks related to our compensation policies and practices and succession planning, with input from management and the Compensation Committee’s independent outside compensation consultant, Willis Towers Watson.

Sustainability and Risk Committee

Oversees (i) greenhouse-gas related risks, including transition, regulatory, reputational, and/or market risks related to climate change, and management’s process for the identification, evaluation, and mitigation of transition risks related to climate change and (ii) certain enterprise risks and other risks related to commercial, credit, liquidity and market risks, including our trading of fuel, transportation, energy and related products and services and regulatory compliance, and the Company’s assessment and management of the risks associated with such activities.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

The Chairs of each of the Committees regularly report to the Board on matters reviewed by their respective Committees, thereby providing the Board with the opportunity to identify and discuss any risk-related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Committees are routinely presented to the full Board to ensure proper oversight.

Additionally, the Company has established a Nuclear Oversight Advisory Board (“NOAB”), which oversees and provides reports to the Board on an as-needed basis, but no less than annually, regarding various risks and strategic considerations related to our ownership and operation, directly or indirectly, of interests in our Comanche Peak nuclear power plant. The NOAB is comprised of Dr. Richard Meserve, Chair, Bill Borchardt, Mr. Morgan and Mr. Burke. Dr. Meserve, who has served as the Chair of the NOAB since 2012, is a former Chairman of the U.S. Nuclear Regulatory Commission (“NRC”). Mr. Borchardt, who has served as a member of the NOAB since 2014, previously held several leadership positions at the NRC including, most recently, as the NRC’s Executive Director of Operations from 2008 to 2013.

In addition to the above-described committee structure, the Company has a Risk Management Policy, which is administered by the Chief Risk Officer, who oversees various risk management efforts and regularly reports to the Sustainability and Risk Committee regarding enterprise risk management and assessment matters. As part of the Risk Management Policy, the Company maintains a Risk Management Committee whose role is to measure and monitor compliance with the Risk Management Policy, and its membership is comprised of various executives from key management positions; namely, the CEO, CFO, Chief Compliance Officer, Chief Operating Officer, Chief Commercial Officer, Chief Risk Officer, President of Retail, Controller, Treasurer, and Vice President of Regulatory Compliance – Trading and Generation. The Risk Management Policy establishes guidelines necessary for the Company to effectively manage the market, credit, operative and regulatory risk of its commodities portfolios.

As outlined in our Risk Management Policy, the Board has established relevant delegation of authority thresholds, which together with our Code of Conduct and other support relationships with members of the External Affairs, Internal Audit, Legal, Human Resources, Technology Services, and Compliance teams, are complementary and critical to the risk management process. In particular, and in addition to the oversight role performed by the Risk Management Committee, the Board has delegated certain authority, subject to various term/tenor and dollar value thresholds, to the Company’s Commitments Committee as further set forth in the Company’s Commitments Policy. The Commitments Policy establishes a framework for the Company to evaluate and approve all significant commitments and transactions made by the Company that have not otherwise been approved by the Board. The Commitments Committee is comprised of the Company’s CEO, CFO, Chief Operating Officer, Chief Administrative Officer, and General Counsel. The Board periodically reviews and revises the delegation of authority thresholds to appropriately balance business needs and its oversight function.

Executive Compensation and Oversight of Risks Related to Compensation Policies

During 2019, the Compensation Committee consisted of three directors: Gavin R. Baiera, Paul M. Barbas, and Jeff D. Hunter (appointed in February 2019). Beginning in February 2020, the Compensation Committee membership was comprised of Mr. Baiera (Chair), Arcilia Acosta, and John R. Sult. The primary responsibilities of the Compensation Committee are to:

•

determine and oversee the compensation philosophy, objectives, and program of the Company and our subsidiaries, including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•

evaluate the performance of the Company’s President and CEO, Curtis A. Morgan; James A. Burke, Executive Vice President and Chief Operating Officer; David A. Campbell, Executive Vice President and CFO; Scott A. Hudson, President Vistra Retail; and Stephen J. Muscato, Executive Vice President and Chief Commercial Officer (collectively, the “Named Executive Officers”); and

•	recommend the executive compensation of the CEO to the full Board and approve executive compensation of the executive officers (other than the CEO) based on those evaluations.

As described above, the Compensation Committee is responsible for overseeing risks related to our compensation policies, practices, and programs for all employees. To assist the Compensation Committee with determining whether

2020 Proxy Statement	35

PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

the Company’s compensation policies and practices subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk, the Compensation Committee periodically evaluates, including seeking input from management and our independent compensation consultant, our compensation strategy to ensure:

•	base salaries are market-based and a sufficient component of total compensation to discourage risk taking;

•

earnings goals under the Company’s EAIP are based upon its audited financial statements and the Company believes that the goals are attainable without the need to take inappropriate risks or make material changes to the Company’s business or strategy;

•

Named Executive Officers who receive payment under the EAIP and the Company’s 2016 Incentive Plan may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a “clawback”) if the Company has to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements;

•

the Company uses awards under the 2016 Incentive Plan that are typically based upon factors that affect relative total stockholder return over three-year periods, such as the relative Performance Share Unit (“PSU”) awards, which mitigates short-term risk taking;

•

because incentive compensation has a large equity component, value is best realized through long-term appreciation of stockholder value, especially when coupled with the executive stock ownership guidelines, which expose those officers subject to the guidelines—namely the CEO, each Executive Vice President and the President Vistra Retail—to loss of the value of the retained equity if stock appreciation is jeopardized; and

•	the use of incentive compensation components that are paid or vest over an extended period mitigates against unnecessary or excessive risk taking.

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board does not have a policy with respect to the separation of the offices of the Chairman and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue any time it elects a new CEO and thereafter as deemed appropriate.

During 2019, the Company maintained separate CEO and Chairman roles. The Company has determined this to be the appropriate leadership structure at this time to maintain independent Board leadership that can still benefit from the insight of our CEO. If a different determination is made in the future regarding the separation of the Chairman and CEO positions, such that the CEO is the Chairman, a Lead Director shall be elected by the non-management directors of the Board to: (i) serve as a liaison between the Chairman and the independent directors, (ii) lead executive sessions of the Board, (iii) have authority to call meetings of the independent directors, (iv) lead the Board in discussions concerning the CEO’s employment and performance and CEO succession, (v) if requested by major stockholders, be available for consultation and director communication, and (vi) perform such other duties and responsibilities as requested by the Board.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

The following table sets forth information, as of March 1, 2020 (unless noted otherwise), regarding the beneficial ownership of our Common Stock by: (1) each of our current directors and nominees for director; (2) each of our current named executive officers; (3) all of our directors and executive officers as a group; and (4) each person or entity we know that beneficially owns more than 5% of our outstanding shares of Common Stock.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares that the stockholder has the right to dispose of or acquire within 60 days of March 1, 2020. Common stock subject to options, regardless of whether such arrangement is currently in the money, that are currently exercisable within 60 days of March 1, 2020, are deemed to be outstanding and beneficially owned by the holder of the options, and Common Stock issuable upon vesting of restricted stock units (“RSUs”) that are vested, or will vest within 60 days of March 1, 2020, is deemed to be outstanding and beneficially owned by the holder of such RSUs. The shares underlying any outstanding options or RSUs, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

Percentages of beneficial ownership are based on 487,945,781 shares of Common Stock outstanding as of March 1, 2020. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

	Amount and Nature of Shares Beneficially Owned
Name	Number	Percent of Class
5% Stockholders
Brookfield Asset Management Inc. Managed Entities(1)	47,360,680	9.71%
The Vanguard Group, Inc.(2)	40,724,266	8.35%
FMR LLC(3)	37,295,660	7.64%
BlackRock, Inc.(4)	25,258,765	5.18%
Directors, Director Nominees, and Executive Officers
Hilary E. Ackermann(5)	34,570	*
Arcilia C. Acosta(6)	3,325	*
Gavin R. Baiera(7)	17,359	*
Paul M. Barbas(8)	47,483	*
Lisa Crutchfield(9)	0	*
Brian K. Ferraioli(10)	24,175	*
Scott B. Helm(11)	71,607	*
Jeff D. Hunter(12)	34,502	*
Curtis A. Morgan(13)	832,471	*
Geoffrey D. Strong(14)	0	0%
John R. Sult(15)	47,102	*
Bruce E. Zimmerman(16)	15,374	*
James A. Burke(17)	511,152	*
David A. Campbell(18)	30,000	*
Scott A. Hudson(19)	156,532	*
Carrie Lee Kirby(20)	195,779	*
Stephanie Zapata Moore(21)	164,343	*
Stephen J. Muscato(22)	166,861	*
Christy Dobry(23)	37,534	*
All Directors, Director Nominees and current Executive Officers as a group (19 persons)	2,390,169	0.49%

*	Percentage ownership of less than one percent.

(1)

Reflects 20,082,625 shares of Common Stock held by entities affiliated with and/or with accounts managed by affiliates of Brookfield Asset Management Inc. The registered holders of shares include BCP Titan Aggregator, L.P., BCP Titan Sub Aggregator, L.P., Brookfield Titan Holdings LP, 11 co-investment limited partnership vehicles of which Titan Co-Investment GP, LLC is the general partner, and Longhorn Capital GS LP (the “Brookfield Investment Vehicles”) and 27,278,055 shares beneficially owned by 15 co-investment limited partnership vehicles of which either Atlas OCM Holdings LLC or Oaktree Capital Group, LLC are the managing member (the “Oaktree Investment Vehicles”).

By virtue of various agreements and arrangements with Seismic Holding LLC (which is 100% indirectly owned by Qatar Investment Authority) (“Seismic” and together with the Oaktree Investment Vehicles, the “investment vehicles”), Brookfield Asset Management Inc. and certain of the Brookfield Investment Vehicles may be deemed to constitute a “group” (within the meaning of the Act and Rule 13d-5 thereunder) with Seismic that beneficially owns 70,241,781 shares of Common Stock (including 22,881,101 shares beneficially owned by Seismic), constituting 14.40% of the outstanding shares of Common Stock. The total number of reported shares does not include the shares beneficially owned by Seismic.

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PROPOSALS 2 & 3 – ELECTION OF DIRECTORS

Brookfield Asset Management Inc. and each of the Brookfield Investment Vehicles expressly disclaims, to the extent permitted by applicable law, the existence of a “group” involving Seismic and beneficial ownership of all any and all shares of Common Stock that Seismic owns or in which Seismic has an interest.

The address of each Brookfield-managed entity (other than Seismic) is c/o Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., 250 Vesey Street, 15th Floor, New York, New York 10281.

The address of each Oaktree-managed entity is c/o Oaktree Capital Group, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The address of Seismic is Q-Tel Tower, 8th Floor, Diplomatic Area Street, West Bay, P.O. Box 23224, Doha, State of Qatar.

(2)	Reflects shares of Common Stock held as of December 31, 2019. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19655.
(3)	Reflects shares of Common Stock held as of December 31, 2019. The address of FMR LLC is 245 Summer Street, Boston, MA 02110.
(4)	Reflects shares of Common Stock held as of December 31, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)	29,066 of the shares reported are shares of Common Stock owned directly by Ms. Ackermann. 5,504 are unvested RSUs that will vest on May 1, 2020.
(6)	All of the shares reported are shares of Common Stock owned directly by Ms. Acosta.
(7)	11,855 of the shares reported are shares of Common Stock owned directly by Mr. Baiera. 5,504 are unvested RSUs that will vest on May 1, 2020.
(8)	41,979 of the shares reported are shares of Common Stock owned directly by Mr. Barbas as of March 6, 2020. 5,504 are unvested RSUs that will vest on May 1, 2020.
(9)	Ms. Crutchfield does not own any shares of Common Stock.
(10)	18,671 of the shares reported are shares of Common Stock owned directly by Mr. Ferraioli. 5,504 are unvested RSUs that will vest on May 1, 2020.
(11)	63,167 of the shares reported are shares of Common Stock owned directly by Mr. Helm as of March 6, 2020. 8,440 are unvested RSUs that will vest on May 1, 2020.
(12)	28,998 of the shares reported are shares of Common Stock owned directly by Mr. Hunter. 5,504 are unvested RSUs that will vest on May 1, 2020.
(13)

Of these reported shares, 194,276 are shares of Common Stock owned directly by Mr. Morgan as of March 6, 2020, 542,983 are vested stock options owned directly by Mr. Morgan, and 95,212 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

(14)

Mr. Strong is associated with Apollo Management, L.P. (“Apollo Management”) and its affiliate, Apollo Management Holdings, L.P. (“Management Holdings”). Affiliates of Apollo Management and Management Holdings directly or indirectly serve as investment managers, portfolio managers, investment advisors, and in some cases serve as general partners of, the Apollo Funds. As such, Management Holdings, Apollo Management and its affiliated investment managers or investment advisors may be deemed to beneficially own the shares of Common Stock held by certain of the Apollo Funds. Mr. Strong disclaims beneficial ownership of all of the shares of Common Stock that may be deemed to be beneficially owned by the Apollo Funds, Apollo Management, Management Holdings or any of their affiliated investment managers or advisors. The address of Mr. Strong is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. Mr. Strong previously resigned from the Board, effective immediately prior to the 2020 Annual Meeting.

(15)	41,598 of the shares reported are shares of Common Stock owned directly by Mr. Sult as of March 6, 2020. 5,504 are unvested RSUs that will vest on May 1, 2020.
(16)

9,870 of the shares reported are shares of Common Stock owned directly by Mr. Zimmerman. 5,504 are unvested RSUs that will accelerate on April 29, 2020, effective immediately prior to the 2020 Annual Meeting, the date and time of Mr. Zimmerman’s previously announced resignation from the Board.

(17)

Of these reported shares, 93,117 are shares of Common Stock owned directly by Mr. Burke as of March 6, 2020, 259 are shares of Common Stock owned indirectly by Mr. Burke, 377,787 are vested stock options owned directly by Mr. Burke, and 39,989 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

(18)	All 30,000 shares of Common Stock are owned directly by Mr. Campbell.
(19)

Of these reported shares, 25,143 are shares of Common Stock owned directly by Mr. Hudson as of March 6, 2020, 110,583 are vested stock options owned directly by Mr. Hudson, and 20,806 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

(20)

Of these reported shares, 29,981 are shares of Common Stock owned directly by Ms. Kirby as of March 6, 2020, 150,564 are vested stock options owned directly by Ms. Kirby, and 15,234 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

(21)

Of these reported shares, 26,845 are shares of Common Stock owned directly by Ms. Moore as of March 6, 2020, 120,360 are vested stock options owned directly by Ms. Moore, and 17,138 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

(22)

Of these reported shares, 26,860 are shares of Common Stock owned directly by Mr. Muscato as of March 6, 2020, 119,195 are vested stock options owned directly by Mr. Muscato, and 20,806 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

(23)

Of these reported shares, 6,667 are shares of Common Stock owned directly by Ms. Dobry as of March 6, 2020, 28,776 are vested stock options owned directly by Ms. Dobry, and 2,091 are unvested stock options and unvested RSUs that will vest on March 31, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The objectives of our executive compensation program are to align executives’ interests and those of our stockholders in accordance with the Company’s compensation philosophy. This Compensation Discussion and Analysis (“CD&A”) describes the elements, implementation, and 2019 results of our executive compensation program.

At our 2019 Annual Meeting of Stockholders, we received over 98% support for our say-on-pay proposal. As a result, we believe that our stockholders recognize that our compensation philosophy reflects our commitment to pay for performance.

Additionally, we completed several activities to enhance our earnings, expand our geographical footprint, increase our retail marketing channels, reduce and lower the cost of our debt, invest in our communities by enhancing our sustainability efforts, and create significant stockholder value as further described in the section entitled “2019 Business Highlights” beginning on page 1 of this Proxy Statement.

Compensation Philosophy

Vistra Energy has a pay-for-performance compensation philosophy, which places an emphasis on pay-”at-risk”; a significant portion of our executive officers’ compensation is comprised of variable compensation. Vistra Energy’s compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of Vistra Energy’s financial, operational and strategic objectives. In addition, Vistra Energy believes it is important to retain our top-tier talent and strongly align their interests with our stockholders by emphasizing incentive-based compensation. To achieve the goals of our compensation philosophy, Vistra Energy believes that:

•	the overall compensation program should emphasize variable compensation elements that have a direct link to overall corporate performance and stockholder value;

•	the overall compensation program should place an increased emphasis on pay-at-risk with increased levels of responsibility;

•	the overall compensation program should attract, motivate, engage and retain top-talent executive officers to serve in key roles; and

•

an executive officer’s individual compensation level should be based upon an evaluation of the financial and operational performance of that executive officer’s business unit or area of responsibility as well as the executive officer’s individual performance.

2019 Named Executive Officers

Name	Title
Curtis A. Morgan	President and Chief Executive Officer (CEO)
James A. Burke	Executive Vice President and Chief Operating Officer
David A. Campbell(1)	Executive Vice President and Chief Financial Officer (CFO)
Scott A. Hudson	President of Vistra Retail
Stephen J. Muscato	Executive Vice President and Chief Commercial Officer
J. William Holden(1)	Former Executive Vice President and Chief Financial Officer

(1)	Mr. Holden resigned from his position of Executive Vice President and Chief Financial Officer effective on June 5, 2019, on which date Mr. Campbell assumed this position.

These individuals are Vistra Energy’s Named Executive Officers for 2019—while this Proxy Statement specifically discusses the compensation relating to Vistra Energy’s Named Executive Officers, the practices and programs described herein generally extend more broadly across Vistra Energy’s executive leadership team.

2020 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE OVERVIEW

In this section, Vistra Energy provides highlights of our performance in 2019, reflecting factors considered by the Compensation Committee in assessing variable pay outcomes for the Named Executive Officers.

SUMMARY OF THE KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

We Do...		We Do Not...
✓

Pay for Performance using a compensation structure that includes performance-based Executive Annual Incentive Plan (“EAIP”) and long-term incentive plan awards that are aligned with stockholder interests

		×	Offer supplemental executive retirement plan benefits
		×	Engage in option backdating or re-pricing
✓	Provide long-term incentive plan awards that are substantially performance-based and include Performance Share Units	×	Permit hedging or pledging of our Common Stock by Directors or Officers without Company approval
		×	Provide excise tax gross-ups upon a change in control
✓	Have change in control benefits that are subject to “double trigger” provisions, requiring both the occurrence of a change in control event and an involuntary termination	×	Provide any material perquisites to executives, other than reimbursement for relocation expenses, executive physicals, and financial planning and tax advice
✓	Maintain stock ownership requirements for our CEO and other NEOs that require attainment of ownership levels before equity transactions can occur	×	Encourage excessive risk or inappropriate risk taking though our incentive programs; our plans focus on aligning our compensation policies with the long-term interests of our stockholders
✓	Have a clawback mechanism in place	×	Guarantee bonuses
✓	Have an independent compensation consultant that reports directly to the Compensation Committee	×	Provide loans from the Company to any executives or directors
✓

Conduct an annual risk assessment to ensure that the structure and design of our compensation programs are not reasonably likely to result in excessive risk-taking that could have a material adverse impact on the Company

Emphasis on “At Risk” Performance-Based Pay

Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should represent a significant portion of their pay mix. Our 2019 compensation reflects this philosophy. For 2019, 88% of our CEO’s compensation and 85% of our other Named Executive Officers’ targeted compensation (i.e., base salary, annual short-term incentives and long-term incentives) was “at risk” compensation directly contingent on performance. Actual annual bonus and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to enhanced shareholder value.

40	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following charts illustrate the 2019 pay mix for our CEO and the average pay mix for the other Named Executive Officers.

2019 Named Executive Officer Compensation Overview *

Chief Executive Officer Annualized 2019 Targeted Pay Mix	Average Other Named Executive Officers – Annualized 2019 Targeted Pay Mix

*

Totals reflected in charts exclude other de minimis compensation amounts paid to the Named Executive Officers and amounts paid to Mr. Holden from January 1, 2019 through June 5, 2019. Please see “Summary Compensation Table—2019” beginning on page 54 for details regarding the 2019 compensation of the Named Executive Officers.

Performance Highlights

Vistra Energy’s Executive Annual Incentive Plan places the greatest weighting on a combination of (i) Adjusted EBITDA(1), (ii) total costs and (iii) Adjusted Free Cash Flow before Growth(2). Together, these metrics are designed to drive the organization’s focus on achieving business results while exercising discipline in cost decisions. As seen below, Adjusted EBITDA exceeded its target for 2019 while cost management outperformed its target and Adjusted Free Cash Flow before Growth significantly exceeded its target, collectively contributing to strong incentive plan payouts.

2019 EAIP Performance Summary; Select Metrics(3)	Target	Actual	Percentage of Target
Vistra Energy Adjusted EBITDA ($ mm)	$3,260	$3,287	100.8%

Cost Management ($ mm)	$2,677	$2,485	107.7%

Adjusted Free Cash Flow before Growth ($mm)	$2,055	$2,231	108.6%

(1)

Adjusted EBITDA means adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as adjusted for unrealized gains or losses from hedging activities, tax receivable agreement impacts, reorganization items, and certain other items described from time to time in Vistra Energy’s earnings releases.

(2)

Adjusted Free Cash Flow before Growth means adjusted free cash flow, which reflects cash from operating activities excluding changes in margin deposits and working capital and adjusted for certain non-standard capital expenditures, including capital expenditures for growth investments, other net investment activities, preferred stock dividends, and other items determined from time to time in Vistra Energy’s earnings releases.

(3)

Additionally, certain adjustments were made to EAIP metric results to drive consistency between metric target levels established at the beginning of the year and actual performance results. The aggregate impact of these adjustments resulted in a reduction to EAIP results. Specific adjustments include: Adjusted EBITDA, Adjusted Free Cash Flow before Growth (FCFbG), and Total Cost metrics exclude net favorable impacts from the mid-year acquisitions of Crius and Ambit; Adjusted EBITDA and Adjusted FCFbG exclude the margin timing impact from signing long-term retail deals at backwardated power curves; Adjusted FCF includes the net unfavorable impact of future payments to third parties related to the transfer of liabilities for several non-operating sites in the Asset Closure Segment (ACS) and the remaining Alternative Minimum Tax (AMT) refund received in February, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

CORPORATE GOVERNANCE PRACTICES

In this section, Vistra Energy provides details of its corporate governance framework, procedures and practices as they relate to Named Executive Officer compensation.

Role of the Compensation Committee

Vistra Energy’s Compensation Committee is currently comprised of three independent directors (Gavin R. Baiera, (Chair), Arcilia Acosta, and John R. Sult), whose primary responsibilities are to:

•	Determine and oversee the compensation philosophy, objectives, and program of Vistra Energy, including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•	Evaluate the performance of Vistra Energy’s executive officers;

•	Approve compensation of Vistra Energy’s executive officers (other than the CEO) based on those evaluations, together with the CEO’s recommendations; and

•	Recommend CEO compensation to the full Board for approval.

Governance Structure

The Compensation Committee’s charter can be found on Vistra Energy’s website at: www.vistraenergy.com/Compensation-Committe-Charter

Advisors to the Compensation Committee

Independent Advisors

During 2019, Willis Towers Watson provided ongoing advisory services to Vistra Energy and the Compensation Committee on various aspects of Vistra Energy’s executive compensation practices, including, but not limited to, the development of the compensation structure. For fiscal year 2019, the aggregate fees paid to Willis Towers Watson for executive compensation services totaled $207,500. Willis Towers Watson also provided other services to the Company during fiscal year 2019 at the request of Company management. The aggregate fees for the additional services totaled $428,000, primarily related to the legacy Dynegy pension plan.

The Compensation Committee discussed the independence of Willis Towers Watson and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from Willis Towers Watson that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors. In accordance with its charter, the Compensation Committee determined that Willis Towers Watson is sufficiently independent to appropriately advise the Compensation Committee on compensation matters and that its relationship with Willis Towers Watson does not give rise to any conflict of interest. Going forward, the Compensation Committee expects that it will continue to engage compensation consultants when and as appropriate and will conduct an assessment of consultants’ independence prior to any such engagement.

42	2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements

Vistra Energy utilizes the following elements of compensation to achieve our compensation objectives:

Compensation Element	Summary and Linkage to Philosophy
Base Salary	• A fixed element of compensation to provide a stable source of income • Provides market competitive compensation to attract and retain talent
Annual Incentive

•  A cash-based award that encourages executives to focus on specific corporate, business unit and individual performance goals

•  Earned only if threshold financial, operational and/or strategic objectives are met

Stock Options

•  Rewards long-term stockholder value creation as stock options only provide value when the stock price appreciates

•  Provides wealth-building opportunity and aligns executives with stockholder interests

Restricted Stock Units	• Rewards long-term stockholder value creation • Enhances executive stock ownership and promotes retention
Performance Share Units	• Rewards long-term stockholder value creation and encourages executives to focus on long-term performance goals • Emphasizes long-term view with three-year horizon
Benefits	• Keeps program competitive and provides protection for executives
Perquisites	• Perquisites are limited in amount and use

Compensation Determination Process

Use of Market Data

Vistra Energy establishes target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility and contribution) relative to base salaries, annual incentives and long-term incentives, as well as with the Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, Vistra Energy reviews compensation practices and pay opportunities through the use of energy services industry, including but not limited to independent power producers and utilities, and general industry survey data, as well as data from a selection of our publicly-traded peer companies. Vistra Energy attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in our relevant labor markets.

Specifically, during 2019, Vistra Energy used information regarding the pay practices of the energy services industry and general industry companies provided by our compensation consultant, regressed to Vistra Energy’s revenue size. Vistra Energy believes that revenue is an appropriate indicator of the size and complexity of an organization, which should be one of the considerations in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its executive compensation decisions for the Named Executive Officers.

During 2019, Vistra Energy also utilized a compensation peer group as an additional reference point when determining executive compensation. This peer group consisted of a select group of companies that the Compensation Committee believes are representative of the talent market in which Vistra Energy competes. Vistra Energy’s compensation peer group consisted of the following companies for 2019, which is the same peer group used for 2018:

The AES Corporation	Entergy Corporation	FirstEnergy Corp.
NRG Energy, Inc.	PG&E Corporation[2]	Public Service Enterprise Group Incorporated

[2]	PG&E Corporation was only used as a compensation peer company until its Chapter 11 filing.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee does not target any particular level of total compensation or individual component of compensation against the peer group; rather, the Compensation Committee considers the range of total compensation provided by Vistra Energy’s peers, together with information from published surveys, in determining the appropriate mix and level of total compensation for our executives.

Compensation of the CEO

In determining the compensation of the CEO, the Compensation Committee annually follows a thorough and detailed process. At the end of each year, the Compensation Committee reviews an assessment of the CEO, prepared by the Chief Administrative Officer with input from the CEO, regarding the CEO’s performance and the performance of Vistra Energy’s businesses. In addition, the Chair of the Compensation Committee requests a formal written assessment of CEO performance from the remainder of the Board on CEO performance and meets (with and without the CEO) to evaluate and discuss his performance and the performance of Vistra Energy’s businesses.

While the Compensation Committee balances multiple factors in determining the CEO’s compensation, including ensuring that a substantial portion of the CEO’s compensation is directly linked to his performance and the performance of Vistra Energy’s businesses, and that his compensation is competitive with compensation paid to similarly performing executive officers with similar responsibilities in companies that Vistra Energy considers to be our peers.

Compensation of Other Named Executive Officers

In determining the compensation of each of Vistra Energy’s Named Executive Officers (other than the CEO), the Compensation Committee seeks the input of the CEO. At the end of each year, the CEO reviews a self-assessment prepared by each Named Executive Officer and assesses the Named Executive Officer’s performance against business unit (or area of responsibility) and individual goals and objectives. The CEO reviews these assessments with the Compensation Committee and makes recommendations for the compensation of the Named Executive Officers with that context, the Compensation Committee determines and approves the compensation for each Named Executive Officer.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee’s independent compensation consultant, Willis Towers Watson, analyzes Vistra Energy’s executive compensation structure and plan designs and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of stockholders. Willis Towers Watson also provides the Compensation Committee with market data and peer analysis, which the Compensation Committee references when determining compensation for executive officers. The Compensation Committee has authorized Willis Towers Watson to interact with Vistra Energy’s management, as needed, on behalf of the Compensation Committee. Willis Towers Watson also provided other services to the Company during the fiscal year 2019 at the request of Company management.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, Willis Towers Watson to ensure executive compensation consulting independence.

Base Salary

Vistra Energy believes that base salary should reflect the scope and complexity of an executive officer’s position and the level of responsibility required to perform his or her job. It also believes that a competitive level of base salary is required to attract, motivate and retain qualified talent. Vistra Energy wants to ensure our cash compensation is competitive and sufficient to incent executive officers to remain with Vistra Energy, recognizing our high-performance expectations across a broad set of operational, financial, customer service and community-oriented goals and objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee regularly reviews base salaries and annually engages Willis Towers Watson to conduct analyses to ensure the base salaries are market-competitive, while also serving as an effective retention tool. The Compensation Committee may also review an executive officer’s base salary from time to time during a year, including if the executive officer is given a promotion or if his or her responsibilities are significantly modified.

In 2019, base salaries for each of Messrs. Morgan, Burke, and Campbell were initially set by their respective employment agreements and base salaries for each of Messrs. Hudson and Muscato were determined based on market data, roles, and responsibilities. Subject to the employment agreements with Messrs. Morgan, Burke, and Campbell, which are described under “Employment Arrangements and Severance Benefits” on page 51, the Compensation Committee may change the base salaries for all of the Named Executive Officers at any time based on updated market data, updated roles and responsibilities and the CEO’s recommendation. Board approval is required to change the base salary for Mr. Morgan.

In May 2018, the Compensation Committee and the Board approved salary increases for Messrs. Morgan, Burke, Muscato, and Hudson to recognize their enhanced roles and responsibilities following the Dynegy merger. There were no changes to those base salaries during 2019. The 2019 base salary for each Named Executive Officer is reflected the table below.

Name	2019 Base Salary
Curtis A. Morgan	$1,130,000
James A. Burke	$800,000
David A. Campbell	$690,000
Stephen J. Muscato	$550,000
Scott A. Hudson	$525,000

Annual Incentive Plan

Summary

The EAIP provides an annual performance-based cash bonus for the successful attainment of certain financial and operational performance targets that are established annually by the Compensation Committee. Under the terms of the EAIP, performance against these targets, which are set at challenging levels to incentivize exceptional performance (while at the same time balancing the needs for safety and investment in Vistra Energy’s business), drives bonus funding.

Performance Framework

As a general matter, target-level performance is based on Vistra Energy’s board-approved financial and operational plan (the Financial Plan) for each upcoming year. The Compensation Committee sets high expectations for Vistra Energy’s executive officers and therefore annually selects a target performance level that constitutes above average performance for the business, which the Compensation Committee expects the business to achieve during the upcoming year. Threshold and superior levels are for performance levels that are below or above Financial Plan-based expectations, respectively. Based on the level of attainment of these performance targets, an aggregate EAIP funding percentage amount for all participants is determined.

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COMPENSATION DISCUSSION AND ANALYSIS

Target Opportunity (as a % of Salary)

Target cash bonus awards are set for each executive officer as a percentage of their base salary. Performance payouts on financial metrics are equal to, for any particular metric, 100% if the target amount is achieved, 50% if the threshold amount is achieved and 200% if the superior amount is achieved. Actual performance payouts are interpolated on a linear basis, as applicable, with a maximum performance payout for any particular metric being equal to 200%. These results are then adjusted by an individual performance modifier as described below.

2019 EAIP Target Opportunities	2019 EAIP Target %(1)
Curtis A. Morgan President and CEO	125%
James A. Burke EVP and Chief Operating Officer	100%
David A. Campbell EVP and CFO	100%
Stephen J. Muscato EVP and Chief Commercial Officer	85%
Scott A. Hudson President Vistra Retail	85%

(1)	Described as a percentage of base salary

Financial and Operational Performance Targets for 2019

The following table provides a summary (including relevant weighting) of the corporate performance targets under the EAIP for Vistra Energy, including the Named Executive Officers:

Named Executive Officer Vistra Scorecard Metrics	Weight	Target	Performance	Results Achieved	Actual Payout
Vistra Energy Adjusted EBITDA ($ m)	20%	$3,260	$3,287	25%
Total Cost ($ m)	20%	$2,677	$2,485	40%
Adjusted Free Cash Flow before Growth ($ m)	20%	$2,055	$2,231	40%
Generation Scorecard Multiplier (%)	20%	100%	156%	31%
Retail Scorecard Multiplier (%)	20%	100%	121%	24%

Total	100%			160%	150%

Vistra Energy focuses the majority of our metrics on financial parameters that align with stockholder value: Adjusted EBITDA, Cost Management, and Adjusted Free Cash Flow before Growth. Vistra Energy performed well against each of these metrics in 2019. The target for Adjusted EBITDA was set at the midpoint of guidance in order to drive strong performance. The organization took a disciplined approach to maximizing the combination of these three key financial metrics. In addition to the Vistra Energy financial metrics, the Compensation Committee set goals to ensure that the management team was continuing to drive the performance of each of the key business units, Luminant and Retail. The Luminant Operational and Financial Metrics consist of core processes that lead to consistent and safe operations while also driving the Luminant portion of the Vistra Energy financial metrics. Retail Operational and Financial Metrics focus on core customer operations that drive both high customer satisfaction and high performance of the Retail portion of the Vistra Energy Financial metrics.

The Named Executive Officers achieved scorecard results warranting an annual bonus payout percentage of 160% for the 2019 performance year. The Compensation Committee approved a recommendation by management and elected to use a payment percentage of 150% for Named Executive Officers, based upon key performance factors including an average of business performance relative to the targeted metrics across all business units.

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COMPENSATION DISCUSSION AND ANALYSIS

Individual Performance Modifier

After approving actual performance against the applicable targets under the EAIP, and on a basis independent of such target performance calculations, the Compensation Committee and the CEO review the performance of each of Vistra Energy’s executive officers on an individual and comparative basis. Based on this review, which includes an analysis of both objective and subjective criteria, as determined by the Compensation Committee in its sole discretion, including the CEO’s recommendations (with respect to all executive officers other than himself), the Compensation Committee approves an individual performance modifier for each executive officer.

Under the terms of the EAIP, the individual performance modifier can range from an outstanding rating (150%) to an unacceptable rating (0%). To calculate an executive officer’s final annual cash incentive bonus, the executive officer’s corporate/business unit payout percentages are multiplied by the executive officer’s target incentive level, which is computed as a percentage of annualized base salary, and then by the executive officer’s individual performance modifier, subject to the aggregate cap of 200% of such executive officer’s target bonus for executives under employment agreements.

Additionally, certain executives, including the Named Executive Officers, were subject to an “executive limiter” in which the EAIP is capped at 50% of each executive’s target bonus if Vistra’s Energy’s Adjusted EBITDA did not meet the low end of Vistra Energy’s annual 2019 guidance. In the event that such Adjusted EBITDA targets were not met, the Board has complete discretion on any final annual cash incentive bonus paid to such executives subject to the “executive limiter.” In 2019, because Vistra Energy’s Adjusted EBITDA exceeded the low end of guidance, no “executive limiter” was applicable.

Actual Awards

The following table provides a summary of the 2019 performance-based cash bonus for each Named Executive Officer under the EAIP, and the discussion below highlights the key factors used in determining the awards. The Compensation Committee and the Board (as applicable) have now certified financial results for 2019 and approved the individual performance modifiers for all Named Executive Officers. All of the Named Executive Officers earned in excess of 100% of their respective target bonuses and were paid their approved bonuses in March 2020.

Mr. Morgan continued to successfully lead Vistra through transformation in 2019. Notably, the acquisition of two retail companies in Crius and Ambit, made the company the largest retail provider in the country with over 5,000,000 customers. Vistra continued to achieve the synergy targets related to the Dynegy merger while adding synergies from the retail acquisitions. Additionally, Mr. Morgan continued to lead Vistra Energy in its evolution with the closing of four coal plants in the MISO market. He further advanced the Company’s carbon reduction efforts, including setting GHG emissions reduction targets for 2030 and 2050, and becoming a founding member of the Climate Leadership Council to be an active participant in policy setting and stakeholder alignment. Throughout the year, Mr. Morgan continued to share Vistra’s vision of a strong balance sheet and achieving its goals of low debt and strong free cash flow while also returning value to stockholders through a regular dividend, key financing activities that significantly reduced the annualized after-tax interest expense, and other financing activities that expanded liquidity to support growth. Given these and other significant achievements, the Board approved an individual performance modifier that increased Mr. Morgan’s incentive award.

Mr. Burke played a key role in decisions around the generation fleet and the retail business in 2019. Notably, Mr. Burke led the Company’s efforts to acquire Ambit and Crius, while also driving synergies in the generation fleet and working to determine the path to fulfilling the MPS rule requirements in Illinois, resulting in the closing of the four coal plants in the MISO market. The company experienced strong commercial availability across the fleet with a strong safety performance and outstanding outage management. The retail business had another strong year in 2019. In addition to the two acquisitions, the ERCOT business remained strong with increased customer counts and maintained its position as the top-rated large retailer on the Public Utility Commission complaint scorecard, despite an extremely volatile summer driving heightened customer activity across the ERCOT market. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Burke’s incentive award.

Mr. Campbell joined Vistra in June of 2019 as the Chief Financial Officer. He played a significant role in both the Crius integration and the Ambit merger that closed in the third quarter of 2019. He also led activities to assess the company’s business portfolio and develop the company’s ten-year fundamental view, and his team oversaw the execution of the company’s capital allocation strategy, including a share repurchase program and approximately $8.3 billion in repricing/refinancing transactions that extended maturities and reduced the company’s annual interest expenses. Mr. Campbell

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COMPENSATION DISCUSSION AND ANALYSIS

participated in numerous analyst conferences, non-deal roadshows and investor calls as well. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Campbell’s incentive award.

Mr. Muscato led the commercial organization to a strong year. Notably, Mr. Muscato optimized the recently integrated Dynegy and Vistra commercial teams across all the competitive markets. In addition to applying successful hedging strategies across the markets while also managing the commercial wind down of the four closing plants, Mr. Muscato was able to drive significant value by effectively managing the summer volatility in the ERCOT market. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Muscato’s incentive award.

Mr. Hudson continued to drive performance in the retail business with organic growth in the ERCOT and Northeast markets, as well as the closing of Crius and Ambit acquisitions. Mr. Hudson led the integration of the two newly acquired retail businesses, which are on target to achieve or exceed synergy targets and add new channels to the expanding retail portfolio. The business experienced organic growth in customer counts and maintained its position as the top-rated large retailer on the Public Utility Commission complaint scorecard. Each segment of the retail business saw strong results and the overall retail business delivered strong financial results in various competitive markets across the U.S. Given these and other significant achievements, the Compensation Committee approved an individual performance modifier that increased Mr. Hudson’s incentive award.

Name	Target (% of salary)	Target Award ($ Value)	Actual Award ($)
Curtis A. Morgan	125%	$1,412,500	$2,542,500
James A. Burke	100%	$800,000	$1,440,000
David A. Campbell(1)	100%	$690,000	$1,242,000
Stephen J. Muscato	85%	$467,500	$841,500
Scott A. Hudson	85%	$446,250	$803,250

(1)	Per the terms of his employment agreement, Mr. Campbell received a bonus for the full calendar year in 2019.

Long-Term Incentive

Equity awards made under the 2016 Incentive Plan are intended to serve as a retention and motivational tool and align the interests of Vistra Energy’s executive officers with the interests of Vistra Energy’s stockholders. Targeted grant values are determined based on an evaluation of internal pay equity, and compensation levels for comparable positions among peer companies, the energy services industry and general industry. Award values are benchmarked against overall market data and proxy data from Vistra Energy’s peer group. Based on market data and consultations with Willis Towers Watson, the target mix of annual equity awards granted to the Named Executive Officers is typically allocated as follows: 45% in PSUs, 30% in RSUs and the remaining 25% in stock options.

Awards Granted in 2019

Total Grant Value
Curtis A. Morgan	$6,000,000
James A. Burke	$2,500,000
David A. Campbell(1)	$2,500,000
Stephen J. Muscato	$2,000,000
Scott A. Hudson	$1,350,000
J. William Holden(2)	$1,250,000

(1)	Mr. Campbell’s only awards in 2019 are those described in his employment agreement.
(2)

Upon Mr. Holden’s departure from the Company effective on June 12, 2019, per the terms of his employment agreement, the RSUs and stock options that were part of his 2019 grant that would have vested on or before June 12, 2020 accelerated. The accelerated stock options were required to be exercised within 180 days after June 12, 2019 or they were forfeited. Additionally, per the terms of his employment agreement, 33.3% of the PSUs that were part of his 2019 grant accelerated and will be delivered to Mr. Holden on February 26, 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Share Units (45% of Equity Grants)

Performance Share Units Metrics Summary	Weight
Vistra Energy Adjusted EBITDA ($ mm)	70%
Generation Availability Index (%)	15%
Retail Performance Index (%)	15%

Total	100%

The Compensation Committee believes these metrics will focus the Vistra Energy management team on long-term stockholder value creation and the development of a sustainable, high-performing business in an evolving market sector. The number of target PSUs awarded to each executive in 2019 was determined by dividing the targeted PSU value for each executive by the closing price of the common stock on the tracking date immediately prior to the close of grant as reported on the NYSE in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC718). In December 2019, in consultation with Willis Towers Watson, the Compensation Committee and the Board approved a change to the design of our 2020 PSUs to more closely reflect emerging market practices, drive greater alignment with the shareholder experience, and better align with Vistra Energy’s evolving long-term strategy. The new design measures Adjusted EBITDA (weighted 50%) and Relative Total Shareholder Return versus the S&P 500 index (weighted 50%).

Restricted Stock Units (30% of Equity Grants)

For 2019, 30% of the targeted value that was granted in the form of RSUs vests ratably over a three-year period. The number of RSUs awarded to each executive in 2019 was determined by dividing the targeted RSU value for each executive by the closing price of the Common Stock on the trading date immediately prior to the date of grant as reported on the NYSE in accordance with ASC718.

Stock Options (25% of Equity Grants)

For 2019, 25% of the targeted equity value that was granted in the form of non-qualified stock options vests ratably over a three-year and expire after 10 years. Consistent with the 2016 Incentive Plan and Section 409A of the Internal Revenue Code, the exercise price of each option granted in 2019 was the closing price of the Common Stock on the trading day immediately prior to the date of grant as reported on the NYSE. The number of options granted in 2019 was determined by dividing the targeted stock option value for each executive by the value of each option, which was computed using the Black-Scholes option-pricing model using the same assumptions that Vistra Energy uses in calculating the compensation expense attributable to such grants under ASC718. The value of stock options to the executives is determined by the price of the Common Stock at the time the executive exercises the stock option compared to the price at the time of the grant. The executive will only receive value if the price of the common stock at the time of exercise is higher than the price at the time the stock option was granted.

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COMPENSATION DISCUSSION AND ANALYSIS

2019 Equity Awards

The values included in the following table reflect the fair value of such equity awards as of the grant date.

Named Executive Officer	Target Value of 2019 Long-Term Incentive Award	# of Stock Options	# of Restricted Stock Units	# of Performance Share Units
Curtis A. Morgan President and CEO	$6,000,000	238,473	67,771	101,656
James A. Burke EVP and Chief Operating Officer	$2,500,000	99,364	28,237	42,356
David A. Campbell(1) EVP and CFO	$2,500,000	218,150	51,503	—
Stephen J. Muscato EVP and Chief Commercial Officer	$2,000,000	79,491	22,590	33,885
Scott A. Hudson President Vistra Retail	$1,350,000	53,656	15,248	22,872
J. William Holden(2) Former EVP and CFO	$1,250,000	49,682	14,118	21,178

(1)	Amounts reflected for Mr. Campbell for 2019 are based on the terms of his employment agreement.
(2)

Upon Mr. Holden’s departure from the Company effective on June 12, 2019, per the terms of his employment agreement, the RSUs and stock options that were part of his 2019 grant that would have vested on or before June 12, 2020 accelerated. This resulted in one-third of the amounts reflected as stock options and RSUs in the table above accelerating. The accelerated stock options were required to be exercised within 180 days after June 12, 2019 or they were forfeited. Additionally, per the terms of his employment agreement, 33.3% of the PSUs reflected in the table above accelerated and will be delivered to Mr. Holden on February 26, 2022.

Stock Ownership Guidelines

We have stock ownership guidelines for our directors and executive officers. We believe that a significant ownership stake by directors and executive officers leads to a stronger alignment of interests between directors, executive officers and stockholders and support our corporate governance focus.

•

Directors. Each non-employee director of Vistra Energy that receives stock-based compensation is required to own shares of Common Stock having a dollar value of at least five times the value of each member’s then-applicable annual cash board retainer (the “Director Stock Requirements”). Directors have five years from the date they first became a member of the Board to achieve the Director Stock Requirements. Ownership includes beneficial ownership of Common Stock, as well as RSUs and common stock equivalents. The Director Stock Requirements were adopted to more closely align the interests of directors and our stockholders.

•

Executive Officers. We have stock ownership requirements (the “Executive Stock Requirements”) that are designed to require our executive officers (i.e., CEO, each Executive Vice President, and the President Vistra Retail) to achieve and maintain a minimum investment in the Common Stock at levels set by the Compensation Committee. Executive stock ownership guidelines are increasingly viewed as an important element of a company’s governance policies, and the Executive Stock Requirements are designed to further align executive interests with those of Vistra Energy stockholders. The Executive Stock Requirements for Mr. Morgan is five times his base salary and for each of Messrs. Burke, Campbell, Muscato, and Hudson is three times his respective base salary. For the purpose of calculating compliance with the Executive Stock Requirements, unvested RSUs and unvested stock options are not taken into account. There is a mandatory five-year compliance period from the date of the executive officer’s date of becoming subject to the Executive Stock Requirements. During this five-year period, each covered executive officer, as determined from time to time by the Board, is expected to retain any shares of stock acquired with the exercise of options or the lapse of restrictions on restricted stock, net of funds necessary to pay the exercise price of stock options and for payment of applicable taxes. At the end of the five-year period, if any executive officer fails to attain the required level of common stock ownership action may be taken, in the discretion of the Nominating Committee considering all factors it deems relevant, including awarding annual incentive cash bonuses in the form of restricted shares or requiring an executive officer to refrain from disposing of any vested shares and shares realized from any option exercise.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Analysis

The Company’s management team annually conducts an internal risk review and assessment process relative to general compensation plan risk factors (or the potential for unintended consequences), which is reviewed by our independent compensation consultant, Willis Towers Watson. The assessment of our compensation policies and practices includes, among other things, a review of: (1) our overall compensation pay structure; (2) the overall mix of compensation vehicles, including target and maximum compensation with respect to each plan; (3) the structure of the incentive plans; (4) other company pay plans; (5) the mix of cash and equity payouts at various compensation levels; (6) the performance time horizons used by our plans; (7) the use of multiple financial and operational performance metrics that are readily monitored and reviewed; (8) the incorporation of both operational and financial goals and individual performance modifiers; (9) the inclusion of maximum caps and other plan-based mitigants on the amount of our awards; (10) the risk of earnings manipulation posed by the incentive structure, (11) the extent to which the Named Executive Officer pay program rewards short-term decisions at the risk of long-term performance (12) governance for oversight of program design and administration; and (13) multiple levels of review and approval of awards (including approval of the Compensation Committee with respect to awards to executive officers and awards to other employees that exceed monetary thresholds). The Company also generally considered other compensation policies (such as clawback and anti-hedging policies), other compensation plans relating to severance and change-in-control benefits, and compensation governance.

Following their assessment, our management team prepares a report, which is provided to the Compensation Committee for review. The Compensation Committee reviews the report and provides it to the Sustainability and Risk Committee. For 2019, we concluded that there were no material issues regarding our executive pay programs, and that the design of the Company’s incentive pay plans has, overall, a low-risk profile. Based on the foregoing, the Compensation Committee and the Company’s management concluded that the risks arising from our overall compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Benefits and Perquisites

Benefits

Vistra Energy’s executive officers generally have the opportunity to participate in certain of Vistra Energy’s broad-based employee compensation plans, including Vistra Energy’s Thrift (401(k)) Plan (the Thrift Plan), and health and welfare plans. Please refer to the footnotes to the Summary Compensation Table below.

Perquisites

Vistra Energy provided our executives with financial planning and tax services and executive physicals during 2019.

Employment Arrangements and Severance Benefits

Vistra Energy has entered into employment agreements with Messrs. Morgan, Burke, and Campbell. Additionally, Vistra Energy has entered into agreements with each of Messrs. Hudson and Muscato containing certain change in control and severance provisions. Each of the agreements provides that certain payments and benefits will be paid upon the expiration of the agreement or an earlier termination of the Named Executive Officer’s employment under various circumstances, including a termination without cause, a resignation for good reason and a qualifying termination of employment within a fixed period of time following a change in control of Vistra Energy.

The change in control severance benefits for the Named Executive Officers are “double trigger”, benefits, requiring both (a) a change in control of Vistra Energy and (b) a termination of employment before any applicable Named Executive Officer is entitled to receive any severance payment.

Vistra Energy believes that these provisions are important in order to attract, motivate and retain the caliber of executive officers that our business requires and provide incentive for our executive officers to fully consider potential changes that are in Vistra Energy’s and our stockholders’ best interests, even if such changes could result in the executive officers’ termination of employment.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Policies

Potential Impact of Restatements and Ability to Claw Back Compensation Awards

The Compensation Committee has a mechanism to address any restatements, if they occur, that may impact our key financial metrics and our financial performance. The Compensation Committee will take action, as it determines to be appropriate, with respect to EAIP awards or other incentive or equity compensation awards to the extent such specified performance targets were not achieved in light of a restatement, which could include seeking to recover amounts paid. We believe this mechanism allows for remedial action to be taken if executive compensation is awarded for achievement of financial performance that is later determined not to have been achieved and further aligns the Named Executive Officers’ interests with those of our stockholders.

Accounting, Tax and Other Considerations

Accounting Considerations

Vistra Energy follows ASC 718 for our stock-based compensation awards, and the compensation that it pays to our executives is expensed in Vistra Energy’s financial statements as required by U.S. Generally Accepted Accounting Principles (“GAAP”).

As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, executive compensation.

Income Tax Considerations

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. Prior to 2018, there was an exception to the limit on deductibility for performance-based compensation that met certain requirements. The Tax Cut and Jobs Act of 2017 (the “TCJA”), largely eliminated that exception starting in 2018. As such, compensation paid to certain covered employees, including our Named Executive Officers in 2019 and thereafter is presumed to be subject to the Section 162(m) deductibility limits as amended by the TCJA, with the exception of certain amounts payable pursuant to a written binding contract in effect as of November 2, 2017 that has not been materially modified thereafter (as permitted by the TCJA). Compensation granted in the past may not qualify as “performance-based compensation” under certain circumstances. We have historically retained, and expect to continue to retain, flexibility to award compensation that is consistent with our corporate objectives even if it does not qualify for a tax deduction.

Say-on-Pay Vote

In May 2019, Vistra Energy’s stockholders were asked to approve, on an advisory basis, Vistra Energy’s 2018 executive compensation programs. A substantial majority (98.1%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The “say-on-pay” advisory vote serves as a tool to guide the Board and the Compensation Committee in ensuring alignment of Vistra Energy’s executive compensation programs with stockholder interests. The Compensation Committee believes that these results reaffirm Vistra Energy’s stockholders’ support of Vistra Energy’s approach to executive compensation. The Compensation Committee will continue to use the “say-on-pay” vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Vistra Energy’s directors who currently serve, or during the past year have served, as members of the Compensation Committee is, or has, at any time, been one of Vistra Energy’s officers or employees. None of Vistra Energy’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

Our executive compensation program is administered and reviewed by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee as of March 30, 2020.

Compensation Committee

Gavin R. Baiera (Chair)

Arcilia C. Acosta

John R. Sult

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COMPENSATION TABLES

Summary Compensation Table—2019

The following table provides information for the fiscal year ended December 31, 2019 regarding the aggregate compensation paid to Vistra Energy’s Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value And Non-qualified Deferred Compensation ($)	All Other Compensation ($)(4)	Total ($)
Curtis A. Morgan President and CEO	2019	1,130,000	—	4,499,981	1,499,995	2,542,500	—	19,693	9,692,170
	2018	1,063,539	—	—	9,994,320	2,305,304	—	36,525	13,399,687
	2017	950,000	—	3,750,000	1,250,000	1,858,058	—	226,095	8,034,153
James A. Burke EVP and Chief Operating Officer	2019	800,000	—	1,874,950	625,000	1,440,000		35,202	4,775,152
	2018	781,539	—	—	3,747,870	1,388,005	—	26,972	5,944,386
	2017	750,000	—	1,575,000	525,000	1,093,000	—	26,570	3,969,570
David Campbell(5) EVP and CFO	2019	366,231		1,249,978	1,250,000	1,242,000		6,171	4,114,379
Stephen J. Muscato SVP and Chief Commercial Officer	2019	550,000	—	1,499,976	499,998	841,500	—	20,012	3,411,487
	2018	531,539	—	—	1,500,470	799,418	—	16,500	2,847,927
	2017	475,769	—	750,000	250,000	605,000	—	16,200	2,096,969
Scott A. Hudson SVP and President TXU Energy	2019	525,000	—	1,012,467	337,496	803,250	—	42,590	2,720,804
	2018	515,769	—	—	1,500,470	773,331	—	35,046	2,824,616
	2017	475,769	—	750,000	250,000	605,000	—	26,802	2,107,571
J. William Holden(6) Former EVP and CFO	2019	331,289	—	937,462	312,500	—	—	16,800	1,598,050
	2018	602,615	—	—	1,996,220	777,346	—	19,855	3,396,036
	2017	590,000	—	937,500	312,500	700,300	—	110,009	2,650,309

(1)

The amounts reported as “Stock Awards” represent the aggregate grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 20 to the Vistra Energy Corp. Consolidated Financial Statements included in Vistra Energy’s annual report on Form 10-K filed with the SEC on February 28, 2020 (the “Consolidated Financial Statements”)) of certain RSUs and PSUs that were granted to the Named Executive Officers.

(2)

The amounts reported as “Option Awards” represent the grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 20 to the Consolidated Financial Statements) of certain stock options that were granted to the Named Executive Officers.

(3)	The amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the respective Named Executive Officers under the EAIP.
(4)	The amounts for 2019 reported as “All Other Compensation” are attributable to the Named Executive Officer’s receipt of compensation as described in the following table:
(5)	Amounts reflected for Mr. Campbell for 2019 are based on the terms of his employment agreement.
(6)

Upon Mr. Holden’s departure from the Company effective on June 12, 2019, per the terms of his employment agreement, all RSUs and stock options that would have vested on or before June 12, 2020 accelerated. The accelerated stock options were required to be exercised within 180 days after June 12, 2019 or they were forfeited. Additionally, per the terms of his employment agreement, 66.6% of his 2017 PSUs and 33.3% of his 2019 PSUs accelerated and will be delivered to Mr. Holden on March 31, 2021 and February 26, 2022, respectively.

54	2020 Proxy Statement

COMPENSATION TABLES

Name and Principal Position	Year	Matching Contribution to Thrift Plan ($)(a)		Financial Planning(b)	Executive Physical(c)	Relocation Expenses	Other(d)	Total ($)
Curtis A. Morgan	2019	5,215	(e)	14,478	—	—	—	19,693
James A. Burke	2019	16,646		11,090	—	—	7,465	35,202
David Campbell	2019	6,171		—	—	—	—	6,171
Stephen J. Muscato	2019	16,600		—	3,412	—	—	20,012
Scott A. Hudson	2019	16,625		15,845	2,655	—	7,465	42,590
J. William Holden	2019	16,800		—	—	—	—	16,800

For purposes of preparing this table, all perquisites are valued on the basis of the actual cost to Vistra Energy.

(a)

Vistra Energy’s Thrift Plan allows participating employees to contribute a portion of their regular salary or wages to the plan. Under the Thrift Plan, Vistra Energy matches a portion of an employee’s contributions. This matching contribution is 100% of each Named Executive Officer’s contribution, not to exceed 6% of the Named Executive Officer’s salary (with the salary capped at the annual IRS compensation limit). All matching contributions are invested in Thrift Plan investments as directed by the participant.

(b)

Vistra Energy offers to pay for our executive officers to receive financial planning services. This service is intended to support them in managing their financial affairs, which Vistra Energy considers especially important given the high level of time commitment and performance expectation required of our executive officers. Furthermore, Vistra Energy believes that such service helps ensure greater accuracy and compliance with individual tax regulations by our executive officers.

(c)	The amounts received by Mr. Hudson and Mr. Muscato in 2019 included expenses related to medical examinations.
(d)	The amounts received by Mr. Burke and Mr. Hudson included taxable spousal travel expenses.
(e)

In 2019, the Company’s 401(k) plan administrator experienced a system error while merging the Company’s 401(k) plan with the Dynegy 401(k) plan, resulting in Mr. Morgan’s 401(k) contributions being less than the maximum permitted amount. The error is being corrected by the plan administrator in 2020 and Mr. Morgan’s 2020 plan year contributions will be increased to include the amounts that should have been contributed in 2019.

2020 Proxy Statement	55

COMPENSATION TABLES

Grants of Plan-Based Awards—2019

The following table sets forth information regarding grants of compensatory awards to the Named Executive Officers for 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Numbers of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Approval/ Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Curtis A. Morgan	02/26/19	—	1,412,500	2,825,000	50,828	101,656	203,312	67,771	238,473	26.56	5,999,976
James A. Burke	02/26/19	—	800,000	1,600,000	21,178	42,356	84,712	28,237	99,364	26.56	2,499,950
David A. Campbell(6)	06/05/19	—	690,000	1,380,000	—	—	—	51,503	218,150	24.27	2,499,977
Stephen J. Muscato	02/26/19	—	467,500	935,000	16,943	33,885	67,770	22,590	79,491	26.56	1,999,974
Scott A. Hudson	02/26/19	—	446,250	892,500	11,436	22,872	45,744	15,248	53,656	26.56	1,349,963
J. William Holden(7)	02/26/19	—	—	—	7,059	7,059	7,059	14,118	49,682	26.56	1,249,962

(1)

Represents the target and maximum amounts (where applicable) available under the EAIP for 2019 for each Named Executive Officer. Each payment is reported in the Summary Compensation Table in the year earned under the heading “Non-Equity Incentive Plan Compensation,” and is described under “Annual Incentive Plan” on page 45.

(2)

Represents the threshold, target and maximum amounts of (a) PSUs granted on October 3, 2017 and (b) February 26, 2019. As described in further detail under the section entitled “Long-Term Incentive Plan,” the PSUs require performance goals to be attained over a three-year period scheduled to end on December 31, 2020 and December 31, 2021, respectively. The PSUs are payable, if performance criteria are met, in Common Stock.

(3)	Represents the stock options granted in 2019.
(4)	The stock options have an exercise price per share equal to the closing price of the Common Stock as reported on the NYSE on the trading date immediately preceding the date of grant.
(5)	Represents the grant date fair value of the awards computed in accordance with ASC 718, using the assumptions discussed in Note 18 to the Consolidated Financial Statements.
(6)	Amounts reflected for Mr. Campbell are based on the terms of his employment agreement.
(7)

Upon Mr. Holden’s departure from the Company effective on June 12, 2019, per the terms of his employment agreement, the RSUs and stock options that were part of his 2019 grant that would have vested on or before June 12, 2020 accelerated. This resulted in one-third of the amounts reflected as RSUs and stock options in the table above accelerating. The accelerated stock options were required to be exercised within 180 days after June 12, 2019 or they were forfeited. Additionally, per the terms of his employment agreement, 33.3% of the PSUs that were part of his 2019 grant (7,059 PSUs) accelerated and will be delivered to Mr. Holden on February 26, 2022.

For a discussion of certain material terms of the employment agreements and other agreements with certain Named Executive Officers, please see “Compensation Philosophy” beginning on page 39 and “Potential Payments upon Termination or Change in Control” beginning on page 58.

56	2020 Proxy Statement

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End—2019

The following table sets forth information regarding outstanding equity awards to the Named Executive Officers at fiscal year-end for 2019.

	Option Awards					Restricted Stock Units					Performance Share Units
	Number of Securities Underlying Unexer- cised Options (#) Exercis- able	Number of Securities Underlying Unexercised Options (#) Unexer- cisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have vested (#)	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)		Number of Shares or Units of Stock that have Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that have not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that have not vested ($)(1)
Curtis A. Morgan
2019	—	238,473	(2)	$26.56	2/26/2029	—	67,771	(2)	$1,558,055		—	101,656	(3)	2,337,071
2018	—	1,512,000	(4)	$19.68	4/9/2027	—	—		—		—	—		—
2017	68,756	137,514	(5)	$18.90	3/31/2028	26,455	52,910	(5)	$1216,401		—	119,047	(6)	$2,736,891
James A. Burke
2019	—	99,364	(2)	$26.56	2/26/2029	—	28,237	(2)	$649,169		—	42,356	(3)	$973,764
2018	—	567,000	(4)	$19.68	4/9/2027	—	—		—		—	—		—
2017	28,877	57,756	(5)	$18.90	3/31/2028	11,111	22,222	(5)	$510,884		—	50,000	(6)	$1,149,500
David Campbell(8)
2019	—	218,150	(7)	$24.27	6/5/2029	—	51,503	(7)	$1,184,054		—	—		—
Stephen J. Muscato
2019	—	79,491	(2)	$26.56	2/26/2029	—	22,590	(2)	$519,344		—	33,885	(3)	$779,016
2018	—	227,000	(4)	$19.68	4/9/2027	—	—		—		—	—		—
2017	13,751	27,503	(5)	$18.90	3/31/2028	7,054	14,110	(5)	$324,389	(3)	—	18,518	(6)	$425,729
Scott A. Hudson
2019	—	53,656	(2)	$26.56	2/26/2029	—	15,248	(2)	$350,552		—	22,872	(3)	$525,827
2018	—	227,000	(4)	$19.68	4/9/2027	—	—		—		—	—		—
2017	13,751	27,503	(5)	$18.90	3/31/2028	7,054	14,110	(5)	$324,389	(3)	—	18,518	(6)	$425,729
J. William Holden(9)
2019	—	—		—	—	—	—		—		—	7,059	(10)	162,286
2018	—	—		—	—	—	—		—		—	—		—
2017	—	—		—	—	—	—		—		—	19,839	(11)	456,099

(1)

The amount listed in this column represents the product of the closing market price of the Common Stock on December 31, 2019 of $22.99, multiplied by the number of shares of stock subject to the award as reflected in the previous column.

(2)	Granted on February 26, 2019 and vests ratably on the first three anniversaries of February 26, 2019.
(3)

The 2019 PSUs require performance goals to be attained over a three-year period scheduled to end on December 31, 2021. The 2019 PSUs are payable, if performance criteria are met, in Common Stock. In the table above, the number and market value of the units that vest reflect target performance. The actual number of shares that will be distributed with relation to 2019 PSUs are not yet determinable.

(4)	Granted on April 9, 2018 and vests 50% four years from the grant date with the remaining 50% vesting five years from the grant date.
(5)	Granted on October 3, 2017 and vests ratably on the first three anniversaries of March 31, 2018.
(6)

The 2017 PSUs require performance goals to be attained over a three-year period scheduled to end on December 31, 2020. The 2017 PSUs are payable, if performance criteria are met, in Common Stock. In the table above, the number and market value of the units that vest based on net income reflect target performance. The actual number of shares that will be distributed with relation to 2017 PSUs are not yet determinable.

(7)	Granted on June 5, 2019 and vests ratably on the first three anniversaries of June 5, 2019.
(8)	Amounts reflected for Mr. Campbell are based on the terms of his employment agreement.
(9)

Upon Mr. Holden’s departure from the Company effective on June 12, 2019, per the terms of his employment agreement, all RSUs and stock options that would have vested on or before June 12, 2020 accelerated. The accelerated stock options were required to be exercised within 180 days after June 12, 2019 or they were forfeited. Additionally, per the terms of his employment agreement, 66.6% of his 2017 PSUs and 33.3% of his 2019 PSUs accelerated and will be delivered to Mr. Holden on March 31, 2021 and February 26, 2022, respectively.

(10)

Reflects the number of PSUs from Mr. Holden’s 2019 grant that accelerated, per the terms of his employment agreement, upon Mr. Holden’s departure from the Company effective on June 12, 2019. These PSUs will be delivered to Mr. Holden on Feb 26, 2022.

(11)

Reflects the number of PSUs from Mr. Holden’s 2017 grant that accelerated, per the terms of his employment agreement, upon Mr. Holden’s departure from the Company effective on June 12, 2019. These PSUs will be delivered to Mr. Holden on March 31, 2021.

2020 Proxy Statement	57

COMPENSATION TABLES

Option Exercises and Stock Vested—2019

The following table sets forth information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2019.

	Option Awards					Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Dividend Value realized on Vesting ($)	Value Realized on Vesting ($)	Total Value Realized on Vesting(2) ($)
Curtis A. Morgan	—	—	64,681		$106,326	$1,691,031	$1,797,357
James A. Burke	—	—	41,692		$83,804	$1,091,359	$1,175,163
David A. Campbell	—	—	0		$0	$0	$0
Stephen J. Muscato	—	—	14,699		$21,485	$384,144	$405,629
Scott A. Hudson	—	—	14,699		$21,485	$384,144	$405,629
J. William Holden(3)	245,527	1,641,404	39,559	(4)	$54,529	$970,089	$1,024,617	(5)

(1)	The number of shares acquired on vesting are pre-tax and do not account for shares sold to pay taxes.
(2)

The total value realized on vesting represents the sum of (i) the closing price of the Common Stock on March 29, 2019 ($26.03) and October 3, 2019 ($26.23), for RSUs that vested as of March 31, 2019 and October 3, 2019, respectively, and (ii) the amount of the quarterly 2019 regular dividend ($0.125 per share) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting.

(3)

Upon Mr. Holden’s departure from the Company effective June 12, 2019, per the terms of his employment agreement, all RSUs and stock options that would have vested on or before June 12, 2020 accelerated. The accelerated stock options were required to be exercised within 180 days after June 12, 2019 or they were forfeited.

(4)

Represents, as of Mr. Holden’s departure from the Company effective on June 12, 2019, the number of RSUs that were vested and the number of RSUs that accelerated per the terms of his employment agreement.

(5)

The total value realized on vesting for Mr. Holden represents the sum of (i) the closing price of the Common Stock on March 29, 2019 ($26.03) and June 24, 2019 ($24.22), for RSUs that vested as of March 31, 2019 and were accelerated upon his departure on June 12, 2019, respectively, and (ii) the amount of the quarterly 2019 regular dividend ($0.125 per share) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting and acceleration.

Potential Payments upon Termination or Change in Control

For the reasons discussed in the Compensation Discussion and Analysis, the Company has entered into certain agreements with the Named Executive Officers, which commit the Company to make payments to the Named Executive Officers under special circumstances. Generally, these circumstances involve changes in corporate control of the Company and termination of the Named Executive Officer’s employment.

In accordance with SEC instructions, these quantitative disclosures assume that a change in control took place on December 31, 2019. In fact, no change in control of the Company occurred on that date and no Named Executive Officer’s employment terminated on that date. If such an event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the Common Stock price at such time.

The following tables and narrative below describe payments to each of the Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of his or her termination, including if such termination is voluntary, for cause, as a result of death, as a result of disability, without cause or for good reason or in connection with a change in control of Vistra Energy.

Employment Arrangements with Contingent Payments

As of December 31, 2019, each of Messrs. Morgan, Burke and Campbell had employment agreements with change in control and severance provisions. Additionally, in 2019, each of Messrs. Hudson and Muscato were parties to agreements with certain change in control and severance provisions. With respect to these agreements, a change in control is generally defined as (i) a transaction that results in the acquisition of 30% or more of the Common Stock; (ii) a change in the composition of the Board such that members of the Board during any consecutive 12-month period cease to constitute a majority of the Board; (iii) the approval by the stockholders of Vistra Energy of a plan of complete dissolution or liquidation of Vistra Energy; or (iv) a transaction that results in a merger or sale of substantially all of Vistra Energy’s assets or capital stock to another person who is not an affiliate of Vistra Energy.

58	2020 Proxy Statement

COMPENSATION TABLES

Each agreement includes customary non-compete and non-solicitation provisions that generally restrict the Named Executive Officer’s ability to compete with Vistra Energy or solicit Vistra Energy’s customers or employees for his or her own personal benefit during the term of the agreement and 24 months after the agreement expires or is terminated.

The following tables describe payments to which each Named Executive Officer is entitled under the agreement, as applicable, assuming termination of employment as of December 31, 2019.

1. Mr. Morgan

Potential Payments to Mr. Morgan upon Termination as of December 31, 2019 (per employment agreement in effect as of December 31, 2019)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		5,085,000	(1)	7,602,075	(2)
EAIP(3)	—	—	2,118,750		2,118,750		2,118,750		2,118,750
Unvested RSU Awards(4)	—	—	2,006,388		2,006,388		2,006,388		3,653,299
RSU Dividend Amounts(4)	—	—	88,687		88,687		88,687		88,687
Unvested Stock Options(5)	—	—	1,460,171		1,460,171		1,460,171		6,746,107
Unvested PSU Awards	—	—	2,603,357	(6)	2,603,357	(6)	2,603,357	(6)	5,073,962	(7)
Health & Welfare:
- Medical/COBRA	—	—	—		—		49,503		49,503
- Dental/COBRA	—	—	—		—		2,334		2,334
- Vision/COBRA	—	—	—		—		—		—
Totals	0	0	8,277,353		8,277,353		13,414,190		25,334,718

(1)	Calculated as 2.00 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP.
(2)	Calculated as 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP.
(3)	Calculated as target award multiplied by Company performance.
(4)

The value realized of unvested RSU awards represents the sum of (i) the closing price of the Common Stock on March 29, 2019 ($26.03) and October 3, 2019 ($26.23), for RSUs that vested as of March 31, 2019 and October 3, 2019, respectively, and (ii) the amount of the quarterly 2019 regular dividend ($0.125 per share) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting.

(5)

The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Common Stock on December 31, 2019 ($22.99) of all stock options that would vest upon the triggering event.

(6)

Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Morgan’s employment due to death or disability, by the Company without cause or by him for good reason, the time-based condition is deemed satisfied as to 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs, in each case at target. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Common Stock on December 31, 2019 ($22.99) for all PSUs for which the time-based condition has been deemed satisfied.

(7)

Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied at target as to all of Mr. Morgan’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Common Stock on December 31, 2019 ($22.99) multiplied by the target number of PSUs multiplied by Company performance.

2020 Proxy Statement	59

COMPENSATION TABLES

Mr. Morgan has entered into an employment agreement, which was amended by Mr. Morgan and Vistra Energy in May 2018, that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Morgan’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination; and
b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Morgan’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a prorated annual bonus earned under the EAIP for the year of termination;
e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and
f.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

3.	In the event of Mr. Morgan’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	a lump sum payment equal to two times the sum of his (i) annualized base salary plus (ii) the prior year’s annual bonus;
d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
e.	a prorated annual bonus earned under the EAIP for the year of termination;
f.	certain continuing health care benefits;
g.

subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

4.	In the event of Mr. Morgan’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
e.

a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) a percentage, determined based on the number of days of his employment in the fiscal year prior to his termination;

f.	certain continuing health care benefits; and
g.	accelerated vesting of all of his outstanding equity awards upon termination.

60	2020 Proxy Statement

COMPENSATION TABLES

2. Mr. Burke

Potential Payments to Mr. Burke upon Termination as of December 31, 2019 (per employment agreement in effect as of December 31, 2019)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		3,200,000	(1)	4,784,000	(2)
EAIP(3)	—	—	1,200,000		1,200,000		1,200,000		1,200,000
Unvested RSU Awards(4)	—	—	1,174,885		1,174,885		1,174,885		1,863,113
RSU Dividend Amounts(4)	—	—	70,948		70,948		70,948		70,948
Unvested Stock Options(5)	—	—	1,061,273		1,061,273		1,061,273		3,056,154
Unvested PSU Awards	—	—	1,090,812	(6)	1,090,812	(6)	1,090,812	(6)	2,123,264	(7)
Health & Welfare:
- Medical/COBRA	—	—	—		—		49,503		49,503
- Dental/COBRA	—	—	—		—		2,334		2,334
- Vision/COBRA	—	—	—		—		—		—
Totals	0	0	4,597,918		4,597,918		7,849,755		13,149,317

(1)	Calculated as 2.00 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(2)	Calculated as 2.99 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(3)	Calculated as annual bonus target award under EAIP multiplied by Company performance.
(4)

The value realized of unvested RSU awards represents the sum of (i) the closing price of the Common Stock on March 29, 2019 ($26.03) and October 3, 2019 ($26.23), for RSUs that vested as of March 31, 2019 and October 3, 2019, respectively, and (ii) the amount of the quarterly 2019 regular dividend ($0.125 per share) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting.

(5)

The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Common Stock on December 31, 2019 ($22.99) of all stock options that would vest upon the triggering event.

(6)

Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Burke’s employment due to death or disability, by the Company without cause or by him for good reason, the time-based condition is deemed satisfied as to 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs, in each case at target. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Common Stock on December 31, 2019 ($22.99) for all PSUs for which the time-based condition has been deemed satisfied.

(7)

Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied at target as to all of Mr. Burke’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Common Stock on December 31, 2019 ($22.99) multiplied by the target number of PSUs multiplied by Company performance.

2020 Proxy Statement	61

COMPENSATION TABLES

Mr. Burke has entered into an employment agreement, which was amended by Mr. Burke and Vistra Energy in May 2019, that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Burke’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination; and
b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Burke’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a prorated annual bonus earned under the EAIP for the year of termination;
e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and
f.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

3.	In the event of Mr. Burke’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
e.	a prorated annual bonus earned under the EAIP for the year of termination;
f.	certain continuing health care benefits;
g.

subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

4.	In the event of Mr. Burke’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;
f.	certain continuing health care benefits; and
g.	accelerated vesting of all of his outstanding equity awards upon termination.

62	2020 Proxy Statement

COMPENSATION TABLES

3. Mr. Campbell

Potential Payments to Mr. Campbell upon Termination as of December 31, 2019 (per employment agreement in effect as of December 31, 2019)

Benefit	Voluntary ($)	For Cause ($)	Death ($)	Disability ($)	Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—	—	2,760,000	(1)	4,126,200	(2)
EAIP(3)	—	—	1,035,000	1,035,000	1,035,000		1,035,000
Unvested RSU Awards(4)	—	—	394,669	394,669	394,669		1,184,054
RSU Dividend Amounts	—	—	—	—	—		—
Unvested Stock Options	—	—	—	—	—		—
Unvested PSU Awards	—	—	—	—	—		—
Health & Welfare:
- Medical/COBRA	—	—	—	—	49,503		49,503
- Dental/COBRA	—	—	—	—	2,334		2,334
- Vision/COBRA	—	—	—	—	—		—
Totals	0	0	1,429,669	1,429,669	4,241,506		6,397,091

(1)	Calculated as 2.00 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(2)	Calculated as 2.99 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(3)	Calculated as annual bonus target award under EAIP multiplied by Company performance.
(4)

The value of unvested RSU awards represents the sum of (i) the closing price of a share of Common Stock on December 31, 2019 ($22.99), multiplied by (ii) all shares of stock subject to RSUs that would vest upon the triggering event.

2020 Proxy Statement	63

COMPENSATION TABLES

Mr. Campbell has entered into an employment agreement that provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Campbell’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination; and
b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Campbell’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a prorated annual bonus earned under the EAIP for the year of termination;
e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and
f.	accelerated vesting of the portion of his outstanding PSUs that would have vested in the 12 months following termination had he remained employed.

3.	In the event of Mr. Campbell’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
e.	a prorated annual bonus earned under the EAIP for the year of termination;
f.	certain continuing health care benefits;
g.

subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of the portion of his outstanding PSUs that would have vested in the 12 months following termination had he remained employed.

4.	In the event of Mr. Campbell’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;
f.	certain continuing health care benefits; and
g.	accelerated vesting of all of his outstanding equity awards upon termination.

64	2020 Proxy Statement

COMPENSATION TABLES

4. Mr. Muscato

Potential Payments to Mr. Muscato upon Termination as of December 31, 2019 (per the agreement in effect as of December 31, 2019)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		2,035,000	(1)	3,042,325	(2)
EAIP(3)	—	—	701,250		701,250		701,250		701,250
Unvested RSU Awards(4)	—	—	511,068		511,068		511,068		1,019,492
RSU Dividend Amounts(4)	—	—	17,736		17,736		17,736		17,736
Unvested Stock Options(5)	—	—	292,034		292,034		292,034		1,099,650
Unvested PSU Awards	—	—	543,437	(6)	543,437	(6)	543,437	(6)	1,204,745	(7)
Health & Welfare:
- Medical/COBRA	—	—	—		—		49,503		49,503
- Dental/COBRA	—	—	—		—		2,334		2,334
- Vision/COBRA	—	—	—		—		—		—
Totals	0	0	2,065,525		2,065,525		4,152,362		7,137,035

(1)	Calculated as 2.00 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(2)	Calculated as 2.99 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(3)	Calculated as annual bonus target award under EAIP multiplied by Company performance.
(4)

The value realized of unvested RSU awards represents the sum of (i) the closing price of the Common Stock on March 29, 2019 ($26.03) and October 3, 2019 ($26.23), for RSUs that vested as of March 31, 2019 and October 3, 2019, respectively, and (ii) the amount of the quarterly 2019 regular dividend ($0.125 per share) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting.

(5)

The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Common Stock on December 31, 2019 ($22.99) of all stock options that would vest upon the triggering event.

(6)

Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Muscato’s employment due to death or disability, by the Company without cause or by him for good reason, the time-based condition is deemed satisfied as to 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs, in each case at target. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Common Stock on December 31, 2019 ($22.99) for all PSUs for which the time-based condition has been deemed satisfied.

(7)

Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied at target as to all of Mr. Muscato’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Common Stock on December 31, 2019 ($22.99) multiplied by the target number of PSUs multiplied by Company performance.

2020 Proxy Statement	65

COMPENSATION TABLES

Mr. Muscato has entered into an agreement that provides for certain payments and benefits upon the termination of his employment under the following circumstances:

1.	In the event of Mr. Muscato’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination; and
b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Muscato’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a prorated annual bonus earned under the EAIP for the year of termination;
e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and
f.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

3.	In the event of Mr. Muscato’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
e.	a prorated annual bonus earned under the EAIP for the year of termination;
f.	certain continuing health care benefits;
g.

subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

4.	In the event of Mr. Muscato’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;
f.	certain continuing health care benefits; and
g.	accelerated vesting of all of his outstanding equity awards upon termination.

66	2020 Proxy Statement

COMPENSATION TABLES

5. Mr. Hudson

Potential Payments to Mr. Hudson upon Termination as of December 31, 2019 (per the agreement in effect as of December 31, 2019)

Benefit	Voluntary ($)	For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause Or For Good Reason In Connection With Change in Control ($)
Cash Severance	—	—	—		—		1,942,500	(1)	2,904,038	(2)
EAIP(3)	—	—	669,375		669,375		669,375		669,375
Unvested RSU Awards(4)	—	—	454,788		454,788		454,788		850,699
RSU Dividend Amounts(4)	—	—	17,736		17,736		17,736		17,736
Unvested Stock Options(5)	—	—	292,034		292,034		292,034		1,099,650
Unvested PSU Awards	—	—	459,049	(6)	459,049	(6)	459,049	(6)	951,556	(7)
Health & Welfare:
- Medical/COBRA	—	—	—		—		49,503		49,503
- Dental/COBRA	—	—	—		—		2,286		2,286
- Vision/COBRA	—	—	—		—		—		—
Totals	0	0	1,892,983		1,892,983		3,887,272		6,544,843

(1)	Calculated as 2.00 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(2)	Calculated as 2.99 times the sum of (i) annualized base salary and (ii) annual bonus target under the EAIP.
(3)	Calculated as annual bonus target award under EAIP multiplied by Company performance.
(4)

The value realized of unvested RSU awards represents the sum of (i) the closing price of the Common Stock on March 29, 2019 ($26.03) and October 3, 2019 ($26.23), for RSUs that vested as of March 31, 2019 and October 3, 2019, respectively, and (ii) the amount of the quarterly 2019 regular dividend ($0.125 per share) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting.

(5)

The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Common Stock on December 31, 2019 ($22.99) of all stock options that would vest upon the triggering event.

(6)

Both the time-based condition and the performance-based condition must be satisfied for the PSUs to vest. Upon a termination of Mr. Hudson’s employment due to death or disability, by the Company without cause or by him for good reason, the time-based condition is deemed satisfied as to 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs, in each case at target. Satisfaction of the performance-based condition does not occur until the Compensation Committee has certified financial results for fiscal years 2018, 2019 and 2020; therefore, these numbers are being reported based on the closing price of a share of Common Stock on December 31, 2019 ($22.99) for all PSUs for which the time-based condition has been deemed satisfied.

(7)

Upon change in control of Vistra Energy, both the time-based and performance-based conditions are deemed satisfied at target as to all of Mr. Hudson’s outstanding PSUs on the date of the change in control of Vistra Energy; therefore, this amount is calculated as the closing price of a share of Common Stock on December 31, 2019 ($22.99) multiplied by the target number of PSUs multiplied by Company performance.

2020 Proxy Statement	67

COMPENSATION TABLES

Mr. Hudson has entered into an agreement that provides for certain payments and benefits upon the termination of his employment under the following circumstances:

1.	In the event of Mr. Hudson’s voluntary resignation without good reason or termination for cause:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination; and
b.	unreimbursed business expenses incurred through the date of termination.

2.	In the event of Mr. Hudson’s death or disability:

a.	accrued but unpaid base salary and accrued but unused vacation; in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a prorated annual bonus earned under the EAIP for the year of termination;
e.	accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and
f.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

3.	In the event of Mr. Hudson’s termination without cause or resignation for good reason:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	a lump sum payment equal to two times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP, prorated for the portion of the year prior to such termination;
d.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
e.	a prorated annual bonus earned under the EAIP for the year of termination;
f.	certain continuing health care benefits;
g.

subject to delivery of a release agreement, accelerated vesting of the portion of his outstanding RSUs and stock option awards that would have vested in the 12 months following termination had he remained employed; and

h.	accelerated vesting of 66.66% of his outstanding 2017 PSUs and 33.33% of his outstanding 2019 PSUs.

4.	In the event of Mr. Hudson’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra Energy:

a.	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
b.	unreimbursed business expenses incurred through the date of termination;
c.	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
d.	a lump sum payment equal to 2.99 times the sum of his (i) annualized base salary and (ii) annual bonus target under the EAIP;
e.	a lump sum payment equal to the product of (i) his annual bonus target under the EAIP and (ii) the percentage of days in the fiscal year prior to his termination;
f.	certain continuing health care benefits; and
g.	accelerated vesting of all of his outstanding equity awards upon termination.

68	2020 Proxy Statement

COMPENSATION TABLES

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees.

For 2019, the total compensation of Curtis A. Morgan, our President and CEO was $9,692,170. The total compensation of our median compensated was $117,549. The ratio of CEO pay to median worker pay for Vistra Energy was 82:1.

We calculated the ratio of the pay of our CEO to that of our median employee in a manner consistent with Item 402(u) of Regulation S-K. For purposes of determining the median employee, we identified 2019 base salary, target bonus and target long-term incentive plan equity awards obtained from internal payroll records for all employees, excluding our CEO, who were employed by us on December 31, 2019. We included and analyzed the total compensation of all employees as of December 31, 2019, whether employed on a full-time or part-time basis. We believe that the ratio of CEO pay to that of this median employee is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Compensation of Non-Employee Directors; Board Retainers and Equity Awards

The Board establishes the level of compensation for Vistra Energy’s non-employee directors, based on the recommendation of the Compensation Committee. Directors who also are current employees of Vistra Energy receive no additional compensation for service as directors.

The Compensation Committee periodically, but no less than biannually, engages Willis Towers Watson, our executive compensation consultant, to provide market-based compensation surveys to facilitate the Compensation Committee’s review of the compensation of our Board and the Committees. As part of this process, the Compensation Committee reviews the compensation provided to our non-employee directors as compared to other comparable U.S. peer companies, with the objective of ensuring that non-employee director compensation is both market-competitive in terms of annual compensation value and consistent with emerging market practices and trends.

The table below sets forth information regarding Vistra Energy’s current non-employee directors’ compensation.

	Annual Retainer ($)	Committee Chair Retainer ($)	Committee Retainer ($)		Total Annual Retainer ($)	Equity Award (RSUs) ($)	Total Annual Compensation ($)
Chairman	190,000	—	—		190,000	230,000	420,000
Chair of Audit Committee	100,000	20,000	10,000	*	130,000	150,000	280,000
Chairs of other Committees	100,000	15,000	10,000	*	125,000	150,000	275,000
All other Committee members	100,000	—	10,000	*	110,000	150,000	260,000
Board member not on any Committee	100,000	—	—		100,000	150,000	250,000

*	per Committee

Non-Employee Director Stock-Based Compensation

Under the 2016 Incentive Plan, the Company may grant each non-employee director of Vistra Energy annual awards of stock-based compensation. Pursuant to the terms of the 2016 Incentive Plan, as approved by Vistra Energy stockholders, the annual value of equity awards provided to any one non-employee director is limited to $750,000 in any calendar year. RSUs granted to the non-employee directors vest one year after the date of grant and are then settled as shares of Common Stock. RSUs also will vest and be settled upon the director’s death or disability, or if there is both a change in control (as defined in the 2016 Incentive Plan) and the director is terminated. Otherwise, RSUs are forfeited if the director ceases to be a member of the Board prior to vesting. Non-employee directors also may elect to defer settlement of vested RSUs in accordance with the terms of the Deferred Compensation Plan.

2020 Proxy Statement	69

COMPENSATION TABLES

Mr. Strong does not, and Mr. Madon did not, receive any stock-based compensation and, instead, the equivalent cash value of such equity awards, together with applicable fees, were and are directly paid to entities affiliated with the employer of such director for firm use and not redirected to such individual directors.

Deferral of Board Annual Equity Awards

In November 2018, the Compensation Committee approved the adoption of the Vistra Energy Equity Deferred Compensation Plan for Certain Directors (the “Deferred Compensation Plan”), effective January 1, 2019. Under the Deferred Compensation Plan, certain directors of Vistra Energy may elect to defer settlement of the Common Stock to be received in respect of all or a portion of their vested equity awards (designated in 10% increments). The primary purpose of the Deferred Compensation Plan is to provide flexibility for eligible directors to defer the receipt of Common Stock they are entitled to receive in consideration of their service as Directors, and to encourage their ownership of Common Stock.

Retirement Benefits from Vistra Energy

The non-employee directors of the Board are not provided health, retirement or pension benefits.

2019 Director Compensation

The Compensation Committee reviews peer and market data, provided by Willis Towers Watson, on an annual basis, to ensure that non-employee director compensation is market-based. There were no changes to non-employee director compensation made in 2019.

Board Retainers

Except for each Committee Chair (whose cash compensation is described below), each non-employee member of the Board receives an annual board retainer of $100,000 and an annual committee retainer (per Committee) of $10,000. The Chairman receives an annual board retainer of $190,000. The Chair of the Audit Committee receives an annual board retainer of $100,000 and an annual committee retainer of $20,000. The Chairs of other Committees (besides the Audit Committee) receive an annual board retainer of $100,000 and an annual committee retainer of $15,000.

Equity Awards

Except for the Chairman (whose equity compensation is described below), each non-employee member of the Board receives an annual equity award in the amount of $150,000. The Chairman receives an annual equity award in the amount of $230,000. Certain members of the Board elected to be paid in cash in lieu of receiving their equity awards. Mr. Strong’s director fees are paid (and Mr. Madon’s director fees were paid) directly to an entity affiliated with his employer for firm use and are not redirected to him. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors.

70	2020 Proxy Statement

COMPENSATION TABLES

Director Compensation Table

The table below sets forth information regarding the aggregate compensation earned by or paid to the non-employee members of the Board during the year ended December 31, 2019. Vistra Energy also reimburses directors for reasonable expenses incurred in connection with their services as directors.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)		Total ($)
Hilary E. Ackermann (1)	125,000	150,000	(4)	275,000
Gavin R. Baiera (1)	125,000	150,000	(4)	275,000
Paul M. Barbas (1)	115,907	150,000	(4)	265,907
Brian K. Ferraioli (1)	130,000	150,000	(4)	280,000
Scott B. Helm	190,000	230,000	(5)	420,000
Jeff D. Hunter	115,907	150,000	(4)	265,907
Cyrus Madon (2)(3)	251,429	—		251,429
Geoffrey D. Strong (2)	260,000	—		260,000
John R. Sult (1)	120,000	150,000	(4)	270,000
Bruce E. Zimmerman (1)	109,203	150,000	(4)	259,203

(1)

Pursuant to the Deferred Compensation Plan, Ms. Ackermann and Messrs. Baiera, Barbas, and Sult elected to defer settlement of 100% of their respective 2019 equity awards. The RSUs, to the extent they become vested, will be settled upon the Director’s separation of service as a director. Mr. Ferraioli elected to defer settlement of 100% of his award to June 1, 2022. Mr. Zimmerman elected to defer settlement of 100% of his award to January 1, 2024.

(2)	Fees were directly paid to entities affiliated with the employer of such director for firm use and not redirected to individual directors.
(3)	Cyrus Madon resigned from the Board effective September 18, 2019.
(4)	5,504 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2019.
(5)	10,065 RSUs, based on a grant date fair value computed in accordance with ASC 718. All such units remained outstanding as of December 31, 2019.

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2019.

	Securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)(3)
Equity compensation plans approved by security holders	19,015,925	$ 18.36	18,484,075
Equity compensation not approved by security holders	—	N/A	—

Total	19,015,925	$ 18.36	18,484,075

(1)

Includes 19,015,925 shares subject to outstanding awards granted under the 2016 Incentive Plan, as amended, of which 14,393,412 shares were subject to outstanding options, 3,675,749 shares were subject to outstanding restricted stock unit awards, and 946,763 shares subject to outstanding performance share unit awards.

(2)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not consider the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(3)	Represents available shares for future issuance of 18,484,075 shares under the 2016 Incentive Plan, as amended, as of December 31, 2019.

2020 Proxy Statement	71

PROPOSAL 4 – ADVISORY VOTE ON 2019 COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, a proposal will be presented at the 2020 Annual Meeting asking stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in this Proxy Statement. Please see our “Compensation Discussion and Analysis” section beginning on page 39, for a discussion of our compensation program for the Named Executive Officers.

We currently conduct advisory say-on-pay votes annually and expect to conduct the next advisory say-on-pay vote in 2021.

The advisory vote on the following resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of the Company’s Named Executive Officers, as well as the philosophy, policies, and practices described in this Proxy Statement. You can vote for, against or abstain from voting on the following resolution relating to executive compensation.

RESOLVED, that the compensation paid to Vistra Energy Corp.’s Named Executive Officers as set forth in the Summary Compensation Table of this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion, is hereby APPROVED.

Although your vote on executive compensation is not binding on the Company, the Board values the views of the stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

✔	The Board of Directors recommends that stockholders vote FOR the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers.

72	2020 Proxy Statement

AUDIT COMMITTEE REPORT

Committee Purpose and Evaluation. The principal purposes of the Audit Committee are to (i) oversee (a) the quality and integrity of the financial statements of the Company; (b) the Company’s financial reporting processes and financial statement audits; (c) the independent registered public accountant’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent registered public accountant; (e) the Company’s system of internal controls over financial reporting, accounting, legal and regulatory compliance, and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements; and (f) the systems of disclosure controls and procedures; (ii) foster open communications among the independent registered public accountant, financial and senior management, internal audit and the Board; and (iii) encourage continuous improvement and foster adherence to the Company’s policies, procedures and practices at all levels. The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter, which was approved by the Board and is available on the Company’s website at www.vistraenergy.com/corporate-governance. In its annual self-evaluation, the Audit Committee reviews and assesses how effectively it fulfilled these purposes over the prior year and identifies areas for improvement.

2019 Committee Engagement. In addition to the matters discussed below, the Audit Committee engages proactively with Deloitte and management as needed to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting.

Committee Composition. The Audit Committee consists of Company directors who satisfy the requirements of independence, financial literacy and other qualifications under applicable law and regulations of the SEC and the NYSE and is chaired by Brian K. Ferraioli. The Board annually reviews these standards and has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the SEC’s rules. Each of the members of the Audit Committee is also independent as defined by the rules of the NYSE. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Required Communications with Deloitte. The Audit Committee has discussed with Deloitte, the independent registered public accountant for the Company, the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standards (“PCAOB”). The Audit Committee has received the written disclosures and letter from Deloitte, as required by the PCAOB, regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. The Audit Committee has received reports from Deloitte and Company management relating to services provided by Deloitte and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by Deloitte for the year 2019 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring Deloitte’s independence, the Audit Committee has adopted a policy relating to the engagement of the Company’s independent registered public accountant, as described on page 76 of this Proxy Statement.

Committee Oversight and Assessment of Deloitte. In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: the quality of services provided; technical expertise and knowledge of the industry and the Company’s business and operations; effective communication; objectivity; independence; and the potential impact of changing independent registered public accounting firm. Based on this evaluation, the Audit Committee has retained Deloitte as our independent registered public accounting firm for 2020.

Committee Oversight of Financial Statements. The Audit Committee reviewed and discussed with Company management and Deloitte the audited consolidated financial statements of the Company for 2019 and the audit of internal controls over financial reporting. The Audit Committee also discussed with Deloitte those matters required to be discussed by the applicable requirements of the PCAOB and SEC concerning the quality of the Company’s accounting principles as applied in our financial statements. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team.

2020 Proxy Statement	73

AUDIT COMMITTEE REPORT

Recommendation. Based on the review and discussions above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Stockholder comments to the Audit Committee are welcomed and should be addressed to the Corporate Secretary of the Company at the Company’s offices.

This report is submitted by the members of the Audit Committee as of March 30, 2020.

Audit Committee

Brian K. Ferraioli, Chair

Jeff D. Hunter

John R. Sult

Bruce E. Zimmerman

74	2020 Proxy Statement

AUDIT COMMITTEE REPORT

PRINCIPAL ACCOUNTANT FEES

The following table sets forth information regarding fees for professional services rendered by Deloitte in the years ending December 31, 2019 and 2018:

	Year
	2018	2019
Audit Fees. Fees for professional services necessary to perform the annual audit, review SEC filings, fulfill statutory and other attestation service requirements, provide comfort letters and consents	$6,748,500	$6,040,000
Audit-Related Fees. Fees for assurance and related services, including due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attestation services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	$135,000	$448,000
Tax Fees. Fees for professional services rendered for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities	—	—
All Other Fees. License fees for accounting research software products, fees for seminars and services including process improvement reviews, forensic accounting reviews, litigation assistance, and training services	$10,000	$22,000

Total	$6,893,500	$6,510,000

All of the fees and services described above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved under the Audit Committee’s pre-approval policy and pursuant to the applicable SEC rules and regulations, described further below. None of the services described above were provided pursuant to the de minimis exception provided for in applicable SEC rules and regulations.

2020 Proxy Statement	75

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has selected the firm of Deloitte to act as independent registered public accountant for the Company for fiscal year 2020 to audit the consolidated financial statements of the Company and the effectiveness of internal controls over financial reporting and to make a report thereon to the stockholders. The Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm for the 2020 fiscal year is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its selection. Even if the stockholders ratify Deloitte’s appointment, the Audit Committee may choose to select another auditor if it determines it to be in the best interests of the Company or its stockholders. Representatives of Deloitte are expected to be present at the 2020 Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution, which will be submitted to the stockholders for ratification at the 2020 Annual Meeting:

RESOLVED, that the selection of the firm of Deloitte, independent registered public accountant, to audit the consolidated financial statements of the Company and the effectiveness of internal controls over financial reporting for fiscal year 2020, to make a report thereon, and to perform other services, be, and hereby is, ratified.

The firm of Deloitte, independent registered public accountant, has been the independent registered public accountant for the Company since 2016, and also served as the independent accountant for the Predecessor prior to the Predecessor’s emergence from bankruptcy in 2016.

The Audit Committee has adopted a policy relating to the engagement of the Company’s independent registered public accountant. The policy provides that in addition to the audit of the Company’s financial statements and internal controls over financial reporting, related quarterly reviews and other audit services, and providing services necessary to complete SEC filings, the Company’s independent registered public accountant may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent registered public accountant must be authorized by the Audit Committee in accordance with pre-approval procedures that are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Audit Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Audit Committee of services, if any, not previously approved and the review of the status of previously-approved services. The Audit Committee may also approve certain ongoing non-audit services not previously approved in the limited circumstances provided for in applicable SEC rules. All services performed by the independent registered public accountant for the Company and our subsidiaries in 2019 were pre-approved by the Audit Committee.

The policy defines those non-audit services that the Company’s independent registered public accountant may also be engaged to provide as follows: (i) audit related services (e.g., due diligence, accounting consultations and audits related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews); (ii) tax related services (e.g., tax compliance; general tax consultation and planning; tax advice related to mergers, acquisitions, and divestitures); and (iii) other services (e.g., process improvement, review and assurance; litigation; general research; forensic and investigative services; training services). The policy prohibits the engagement of the Company’s independent registered public accountant to provide: (a) bookkeeping or other services related to the accounting records or financial statements of the Company; (b) financial information systems design and implementation services; (c) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (d) actuarial services; (e) internal audit outsourcing services; (f) management or human resource functions; (g) broker-dealer, investment advisor, or investment banking services; (h) legal and expert services unrelated to the audit; and (i) any other service that the PCAOB determines, by regulation, to be impermissible. In addition, the policy prohibits the Company’s independent registered public accountant from providing tax or financial planning advice to any officer of the Company.

76	2020 Proxy Statement

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Ongoing compliance with the Audit Committee’s policy relating to the engagement of Deloitte is monitored on behalf of the Audit Committee by the Company’s CFO. Reports from Deloitte and the CFO describing the services provided by the firm and fees for such services are provided to the Audit Committee no less often than quarterly.

✔	The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accountant for the fiscal year ending December 31, 2020.

2020 Proxy Statement	77

OTHER BUSINESS

Other than as stated herein, the Board does not intend to bring any business before the 2020 Annual Meeting and it has not been informed of any matters that may be presented to the 2020 Annual Meeting by others. However, if any other matters properly come before the 2020 Annual Meeting, it is the intent of the Board that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

This Proxy Statement and our 2019 Annual Report to stockholders are available on the Company’s website at www.vistraenergy.com.

By Order of the Board of Directors

Stephanie Zapata Moore
Executive Vice President,
General Counsel, and Corporate Secretary

Dated: March 30, 2020

Whether or not you will be able to attend the meeting,

please vote your shares promptly.

78	2020 Proxy Statement

APPENDIX A – PROPOSED AMENDMENTS TO VISTRA ENERGY CORP.’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Set forth below is the text of the Company’s Certificate of Incorporation proposed to be amended by Proposal No. 1. Proposed additions are indicated by double underlining, and proposed deletions are indicated by strike-outs.

Section 5.2    ~~Classification.~~ Term; Removal.

(a) ~~The Board of Directors (other~~ Other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”)~~) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first~~, commencing with the 2020 annual meeting of stockholders ~~following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire~~, directors shall be elected to hold office for a ~~three-year term and until the~~ term expiring on the date of the next annual meeting of stockholders following their election and ~~qualification of~~ until their respective successors ~~in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible~~ shall have been duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next ~~election of the class for which such director shall have been chosen~~ annual meeting and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. A director may resign at any time upon notice to the Corporation as provided in the Corporation’s Bylaws. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any director, or the entire Board of Directors, may be removed from office at any time, ~~but only for~~ with or without cause, and only by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. In case any vacancy shall occur among the Preferred Stock Directors, a successor may be elected by the holders of Preferred Stock pursuant to said provisions. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

2020 Proxy Statement	A-1

VISTRA ENERGY

ANNUAL MEETING OF VISTRA ENERGY CORP.

Date: Wednesday, April 29, 2020
Time: 9:00 A.M. (Central Daylight Time)
Place: www.proxydocs.com/VST

	For	Against	Abstain	Directors Recommend
1: Approve an amendment to the Vistra Energy Corp. Certificate of Incorporation (the "Charter") to declassify the Board of Directors so that all Directors will be elected annually commencing with the 2020 Annual Meeting (the "Charter Amendment")	☐	☐	☐	For
2: If the Charter Amendment in proposal 1 is approved, election of the following 10 Directors	For	Against	Abstain	
01 Hilary E. Ackermann	☐	☐	☐	For
02 Arcilia C. Acosta	☐	☐	☐	For
03 Gavin R. Baiera	☐	☐	☐	For
04 Paul M. Barbas	☐	☐	☐	For
05 Lisa Crutchfield	☐	☐	☐	For
06 Brian K. Ferraioli	☐	☐	☐	For
07 Scott B. Helm	☐	☐	☐	For
08 Jeff D. Hunter	☐	☐	☐	For
09 Curtis A. Morgan	☐	☐	☐	For
10 John R. Sult	☐	☐	☐	For
3: If the Charter Amendment in proposal 1 is not approved, election of the following four Directors	For	Against	Abstain	
01 Gavin R. Baiera	☐	☐	☐	For
02 Scott B. Helm	☐	☐	☐	For
03 Curtis A. Morgan	☐	☐	☐	For
04 John R. Sult	☐	☐	☐	For
4: Approve, on an advisory basis, named executive officer compensation.	☐	☐	☐	For
5: Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐	For

__________________ Please Sign Here   ____________ Please Date Above

__________________ Please Sign Here   ____________ Please Date Above

VISTRA ENERGY

Annual Meeting of Vistra Energy Corp. to be held on Wednesday, April 29, 2020 for Holders as of March 16, 2020

VOTE BY:

INTERNET

Go To
www.proxypush.com/VST
- Cast your vote online.
- View Meeting documents.

OR

TELEPHONE
Call
866-829-5001
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

VISTRA ENERGY CORP.
C/O MEDIANT COMMUNICATIONS
P.O. BOX 8016
CARY, NC 27512-9903

AnnUAL MeeTing OF visTRA eneRgY cORP . Date: Wednesday, April 29, 2020 Annual Meeting of Vistra Energy Corp. Time: 9:00 A.M. (Central Daylight Time) to be held on Wednesday, April 29, 2020 Place: www.proxydocs.com/VST for Holders as of March 16, 2020 Please make your marks like this: Use dark black pencil or pen only This proxy is being solicited on behalf of the Board of Directors Board of Directors Recommends a Vote FOR proposals 1, 4 and 5, and if the Charter Amendment in proposal 1 is approved, FOR the election of the Director nominees in VOTE BY: proposal 2, and if the Charter Amendment in proposal 1 is not approved, FOR the election inTeRneT TeLePHOne Call of the Director nominees in proposal 3. Directors Go To 866-829-5001 Recommend For Against Abstain 1: Approve an amendment to the Vistra Energy www.proxypush.com/vsT • Use any touch-tone telephone. Corp. Certificate of Incorporation • Cast your vote online. OR For • Have your Proxy Card/V oting Instruction Form ready. (the “Charter”) to declassify the Board of • View Meeting documents. • Follow the simple recorded instructions. Directors so that all Directors will be elected MAiL annually commencing with the 2020 Annual Meeting (the “Charter Amendment”) • Mark, sign and date your Proxy Card/Voting Instruction Form. OR 2: If the Charter Amendment in proposal 1 is For Against Abstain Detach your Proxy Card/Voting Instruction Form. • approved, election of the following 10 Directors • Return your Proxy Card/Voting Instruction Form in the For 01 Hilary E. Ackermann postage-paid envelope provided. For 02 Arcilia C. Acosta The undersigned hereby appoints Stephanie Zapata Moore, as the true and lawful attorney of the undersigned, with For 03 Gavin R. Baiera full power of substitution and revocation, and authorizes her to vote all the shares of common stock of Vistra Energy For Corp. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified 04 Paul M. Barbas and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring For 05 Lisa Crutchfield authority upon such true and lawful attorney to vote in her discretion on such other matters as may properly come For 06 Brian K. Ferraioli before the meeting and revoking any proxy heretofore given. For 07 Scott B. Helm THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO For 08 Jeff D. Hunter DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS 1, 4 AND 5, AND IF For 09 Curtis A. Morgan THE CHARTER AMENDMENT IN PROPOSAL 1 IS APPROVED, FOR THE ELECTION OF THE For DIRECTOR NOMINEES IN PROPOSAL 2, AND IF THE CHARTER AMENDMENT IN PROPOSAL 1 IS 10 John R. Sult NOT APPROVED, FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 3. 3: I f the Charter Amendment in proposal 1 is not For Against Abstain approved, election of the following four Directors PROXY TABULATOR FOR For 01 Gavin R. Baiera For 02 Scott B. Helm visTRA eneRgY cORP . For c/O MeDiAnT cOMMUnicATiOns 03 Curtis A. Morgan P.O. BOX 8016 For 04 John R. Sult cARY, nc 27512-9903 For Against Abstain 4: Approve, on an advisor y basis, named executive officer compensation. For For Against Abstain 5: Ratify the selection of Deloitte & Touche LLP as our independent For registered public accounting firm for the year ending December 31, 2020. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided.AnnUAL MeeTing OF visTRA eneRgY cORP . Date: Wednesday, April 29, 2020 Annual Meeting of Vistra Energy Corp. Time: 9:00 A.M. (Central Daylight Time) to be held on Wednesday, April 29, 2020 Place: www.proxydocs.com/VST for Holders as of March 16, 2020 Please make your marks like this: Use dark black pencil or pen only This proxy is being solicited on behalf of the Board of Directors Board of Directors Recommends a Vote FOR proposals 1, 4 and 5, and if the Charter Amendment in proposal 1 is approved, FOR the election of the Director nominees in VOTE BY: proposal 2, and if the Charter Amendment in proposal 1 is not approved, FOR the election inTeRneT TeLePHOne Call of the Director nominees in proposal 3. Directors Go To 866-829-5001 Recommend For Against Abstain 1: Approve an amendment to the Vistra Energy www.proxypush.com/vsT • Use any touch-tone telephone. Corp. Certificate of Incorporation • Cast your vote online. OR For • Have your Proxy Card/V oting Instruction Form ready. (the “Charter”) to declassify the Board of • View Meeting documents. • Follow the simple recorded instructions. Directors so that all Directors will be elected MAiL annually commencing with the 2020 Annual Meeting (the “Charter Amendment”) • Mark, sign and date your Proxy Card/Voting Instruction Form. OR 2: If the Charter Amendment in proposal 1 is For Against Abstain Detach your Proxy Card/Voting Instruction Form. • approved, election of the following 10 Directors • Return your Proxy Card/Voting Instruction Form in the For 01 Hilary E. Ackermann postage-paid envelope provided. For 02 Arcilia C. Acosta The undersigned hereby appoints Stephanie Zapata Moore, as the true and lawful attorney of the undersigned, with For 03 Gavin R. Baiera full power of substitution and revocation, and authorizes her to vote all the shares of common stock of Vistra Energy For Corp. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified 04 Paul M. Barbas and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring For 05 Lisa Crutchfield authority upon such true and lawful attorney to vote in her discretion on such other matters as may properly come For 06 Brian K. Ferraioli before the meeting and revoking any proxy heretofore given. For 07 Scott B. Helm THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO For 08 Jeff D. Hunter DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS 1, 4 AND 5, AND IF For 09 Curtis A. Morgan THE CHARTER AMENDMENT IN PROPOSAL 1 IS APPROVED, FOR THE ELECTION OF THE For DIRECTOR NOMINEES IN PROPOSAL 2, AND IF THE CHARTER AMENDMENT IN PROPOSAL 1 IS 10 John R. Sult NOT APPROVED, FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 3. 3: I f the Charter Amendment in proposal 1 is not For Against Abstain approved, election of the following four Directors PROXY TABULATOR FOR For 01 Gavin R. Baiera For 02 Scott B. Helm visTRA eneRgY cORP . For c/O MeDiAnT cOMMUnicATiOns 03 Curtis A. Morgan P.O. BOX 8016 For 04 John R. Sult cARY, nc 27512-9903 For Against Abstain 4: Approve, on an advisor y basis, named executive officer compensation. For For Against Abstain 5: Ratify the selection of Deloitte & Touche LLP as our independent For registered public accounting firm for the year ending December 31, 2020. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided.

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — vistra energy corp. Annual Meeting of stockholders April 29, 2020, 9:00 a.m. (central Daylight Time) This Proxy is solicited on Behalf of the Board of Directors The undersigned appoints Stephanie Zapata Moore with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Vistra Energy Corp. that the undersigned is entitled to vote at the annual meeting to stockholders on April 29, 2020 at 9:00 a.m. and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instruction are specified, the proxy will be voted FOR the proposals in 1, 4 and 5, and if the Charter Amendment in proposal 1 is approved, FOR the election of the director nominees specified in proposal 2, and if the Charter Amendment in proposal 1 is not approved, then FOR the election of the director nominees in proposal 3. (cOnTinUeD AnD TO Be signeD On ReveRse siDe)Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — vistra energy corp. Annual Meeting of stockholders April 29, 2020, 9:00 a.m. (central Daylight Time) This Proxy is solicited on Behalf of the Board of Directors The undersigned appoints Stephanie Zapata Moore with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of Vistra Energy Corp. that the undersigned is entitled to vote at the annual meeting to stockholders on April 29, 2020 at 9:00 a.m. and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instruction are specified, the proxy will be voted FOR the proposals in 1, 4 and 5, and if the Charter Amendment in proposal 1 is approved, FOR the election of the director nominees specified in proposal 2, and if the Charter Amendment in proposal 1 is not approved, then FOR the election of the director nominees in proposal 3. (cOnTinUeD AnD TO Be signeD On ReveRse siDe)